EXHIBIT 10

SCHULDSCHEINDARLEHENSVERTRAG
ASSIGNABLE LOAN AGREEMENT
über ein
relating to a
Festverzinsliches Darlehen
Fixed Rate Loan
im Betrag von
in an amount of
EUR 150.000.000
EUR 150,000,000
fällig am 25. Mai 2021
due on 25 May 2021

an
made to
SONOCO DEUTSCHLAND HOLDINGS GMBH
Fennastr. 94
48529 Nordhorn Deutschland / Germany
(die „Darlehensnehmerin“)
(the “Borrower”)

und garantiert von
and guaranteed by
SONOCO PRODUCTS COMPANY
1 North Second Street Hartsville, South Carolina, 29550
USA
(die „Garantin")
(the "Guarantor")

arrangiert von
arranged by
DEUTSCHE BANK AKTIENGESELLSCHAFT
Frankfurt am Main
(die „Bank“)
(the “Bank”)

Nur die deutsche Fassung ist verbindlich; bei dem englischen Text handelt sich um eine un- verbindliche Übersetzung.	Only the German version is binding; the English text is a non-binding translation.
§ 1 (Darlehen, Zusicherungen und Gewährleis- tungen)	§ 1 (Loan, Representations and Warranties)
(1) Darlehen. Die Bank gewährt der Darlehens- nehmerin ein Schuldscheindarlehen (das „Dar- lehen“) im Nennbetrag von	(1) Loan. The Bank grants the Borrower an as- signable loan (Schuldscheindarlehen) (the “Loan”) in the nominal amount of
EUR 150.000.000	EUR 150,000,000
(in Worten: Euro einhundertfünfzig Millionen), das von der Garantin garantiert wird.	(in words: Euro one hundred fifty million), which is guaranteed by the Guarantor.
(2) Zusicherungen. Die Darlehensnehmerin und die Garantin versichern und gewährleisten ge- genüber der Bank und den Gläubigern dass die Verpflichtungen aus diesem Darlehensvertrag (der „Darlehensvertrag“ oder der „Vertrag“) und der Garantie wirksam, bindend und rechtlich durchsetzbar sind, dass die in Anhang 1 aufge- führten Unterlagen zur finanziellen Situation richtig und vollständig sind und dass der letzte geprüfte konsolidierte Finanzabschluss der Ga- rantin ein den tatsächlichen Verhältnissen ent- sprechendes Bild über die Vermögens- und Er- tragslage der Garantin zum Bilanzstichtag ver- mittelt.

(2) Representations and Warranties. The Bor- rower and the Guarantor represent and warrant to the Bank and the Creditors that their respec- tive obligations under this loan agreement (the “Loan Agreement” or the “Agreement”) and the Guarantee are valid, binding and legally en- forceable, that the documents relating to its fi- nancial condition referred to in Annex 1 are ac- curate and complete and that the most recent audited consolidated financial statements of the Guarantor present a true and fair view of the fi- nancial condition of the Guarantor as of the bal- ance sheet date.

(3) Mittelverwendung. Die Darlehensnehmerin wird den Darlehensbetrag für allgemeine Unter- nehmenszwecke verwenden.	(3) Use of Proceeds. The Borrower will use the loan amount for general corporate purposes.
(4) Garantie. Die Garantin verpflichtet sich, eine in Form und Inhalt dem als Anhang 3 beigefüg- ten Muster entsprechende, unbedingte und un- widerrufliche Garantieerklärung (die „Garantie") für die ordnungsgemäße Zahlung aller aufgrund des Darlehens von der Darlehensnehmerin zu zahlenden Beträge abzugeben.

(4) Guarantee. The Guarantor shall assume the unconditional and irrevocable guarantee, in con- formity with the form attached hereto as Annex 3 (the “Guarantee”) for the due payment of all amounts to be paid by the Borrower under the Loan.

§ 2 (Auszahlung, Definitionen)	§ 2 (Disbursement, Definitions)
(1) Auszahlung des Darlehens. Der Darlehens- betrag wird am Auszahlungstag auf das Auszah- lungskonto überwiesen.	(1) Disbursement of the Loan. The proceeds of the Loan shall be credited on the Disbursement Date to the Disbursement Account.
(2) Auszahlungsvoraussetzungen. Die Auszah- lung des Darlehens erfolgt unter folgenden Be- dingungen:	(2) Conditions Precedent to Disbursement. The disbursement of the Loan shall be subject to the following conditions precedent:
(a) die Darlehensnehmerin hat die in Anhang 1 aufgeführten Dokumente in einer nach Form und Inhalt die Bank zufriedenstellenden Weise bis spätestens zwei Geschäftstage vor dem Auszahlungstag der Bank zur Ver- fügung gestellt;
(a) the Borrower having made available to the Bank the documents listed in Annex 1, satis- factory to the Bank as to form and contents, no later than two Business Days prior to the Disbursement Date;

(b) die unter § 1 (2) aufgeführten Zusicherungen und Gewährleistungen sind am Auszah- lungstag zutreffend;	(b) the representations and warranties under § 1 (2) being accurate on the Disbursement Date;
(c) kein Ereignis ist eingetreten oder droht ein- zutreten, das die Bank sofort oder nach Ab- lauf einer Frist zu einer Kündigung dieses Darlehensvertrages berechtigt;	(c) no event having occurred or being imminent that would entitle the Bank to terminate this Loan Agreement immediately or upon the expiration of a grace period;
(d) die Garantin hat der Bank die Garantie bis spätestens zwei Geschäftstage vor dem Auszahlungstag zur Verfügung gestellt.	(d) the Guarantor has submitted no later than two Business Days prior to the Disburse- ment Date the Guarantee to the Bank.
(3) Bestimmte Definitionen.	(3) Certain Definitions.
„Auszahlungskonto“ bezeichnet das Konto Nr. NL06BKMG0261299336(Swift: BKMGNL2AXXX) der Darlehensnehmerin bei der Bank Mendes Gans.	“Disbursement Account” means the Bor- rower’s account no. NL06BKMG0261299336 (Swift: BKMGNL2AXXX) with Bank Mendes Gans.
„Auszahlungstag“ bezeichnet 25. Mai 2016.	“Disbursement Date” means 25 May 2016.
„Fälligkeitstag“ bezeichnet 25. Mai 2021.	“Maturity Date” means25 May 2021.
„Geschäftstag“ bezeichnet jeden Tag (ausge- nommen Samstage und Sonntage), an dem das Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) Sys- tem betriebsbereit ist, um Zahlungen abzuwi- ckeln.
“Business Day” means each day (excluding Saturdays and Sundays), on which the Trans- European Automated Real-time Gross Settle- ment Express Transfer (TARGET2) system is operative to settle payments.
„Gläubiger“ bezeichnen die Bank und/oder et- waige Zessionare.	“Creditors” means the Bank and/or any assign- ees.
„Inländische Tochtergesellschaft“ bezeichnet jede der Tochtergesellschaften der Garantin, (i) die nach dem Recht der Vereinigten Staaten oder eines ihrer Bundesstaaten, Territorien oder Besitzungen oder des Commonwealth of Puerto Rico errichtet wurde, (ii) deren Geschäfte im Wesentlichen in den Vereinigten Staaten oder ihren Territorien oder Besitzungen oder im Commonwealth of Puerto Rico geführt werden oder (iii) deren Vermögenswerte zu wesentli- chen Teilen in den Vereinigten Staaten oder ih- ren Territorien oder Besitzungen oder im Com- monwealth of Puerto Rico belegen sind.

“Domestic Subsidiary” means any of the Guar- antor’s Subsidiaries (i) incorporated under the laws of the United States or any state, territory or possession thereof, or the Commonwealth of Puerto Rico, (ii) the operations of which are sub- stantially conducted in the United States or its territories or possessions, or in the Common- wealth of Puerto Rico, or (iii) a substantial por- tion of the assets of which are located in the United States or its territories or possessions or in the Commonwealth of Puerto Rico.

„Wesentliche Tochtergesellschaft“ bezeichnet Sonoco Deutschland GmbH, Sonoco Consumer Products Europe GmbH and Sonoco Consumer Products Mechelen B.V. und jede weitere Toch- tergesellschaft der Darlehensnehmerin, die ausweislich des jeweils aktuellen, geprüften und testierten, konsolidierten Jahresabschlusses der Garantin und weiterer interner Aufzeichnungen mindestens 10% des Umsatzes oder der Bi- lanzsumme der Darlehensnehmerin ausmacht.

“Material Subsidiary” means Sonoco Deutsch- land GmbH, Sonoco Consumer Products Europe GmbH and Sonoco Consumer Products Mechelen B.V. and any other Subsidiary of the Borrower which according to the most recent audited consolidated financial statements of the Guarantor and further internal accounting re- cords represents at least 10% of the sales reve- nues or total assets of the Borrower.

„Tochtergesellschaft“ bezeichnet jedes im Mehrheitsbesitz der Darlehensnehmerin bzw. der Garantin stehende Unternehmen oder jedes	“Subsidiary” means any company which is ma- jority-owned by the Borrower or the Guarantor, respectively, or any company which is directly or

von der Darlehensnehmerin bzw. der Garantin direkt oder indirekt abhängige oder kontrollierte Unternehmen.	indirectly controlled by or dependent on the Bor- rower or the Guarantor, respectively.
§ 3 (Verzinsung, Verzugszinsen)	§ 3 (Interest, Default Interest)
(1) Zinssatz. Das Darlehen wird ab dem Aus- zahlungstag (einschließlich) bis zum Fälligkeits- tag (ausschließlich) mit jährlich 1,00% per annum (der „Zinssatz“) verzinst.	(1) Rate of Interest. The Loan bears interest from and including the Disbursement Date to and excluding the Maturity Date at the rate of 1.00% per annum (the “Rate of Interest”).
(2) Zinszahlungstage. Die Zinsen sind jährlich nachträglich am 25. Mai eines jeden Jahres, erstmals am 25. Mai 2017, zu zahlen (jeweils ein „Zinszahlungstag“). Falls der Zinszahlungs- tag auf einen Tag fällt, der kein Geschäftstag ist, ist die Zahlung am unmittelbar darauf folgenden Geschäftstag zu leisten. Die Gläubiger sind nicht berechtigt, weitere Zinsen oder sonstige Zahlungen aufgrund dieser Verzögerung zu ver- langen.

(2) Interest Payment Dates. Interest shall be paid annually in arrears on 25 May of each year, the first interest payment being due on 25 May 2017 (each such date an “Interest Payment Date”). If any Interest Payment Date falls on a day which is not a Business Day, the relevant payment will be made on the immedi- ately following Business Day. The Creditors shall not be entitled to demand additional inter- est or any other payments in respect of such de- lay.

(3) Zinstagequotient. Zinsen für einen Zeitraum von weniger als einem vollen Jahr werden auf der Grundlage der tatsächlich verstrichenen Ta- ge geteilt durch die Anzahl der Tage (365 bzw.
366) im jeweiligen Jahr berechnet.

(3) Day Count Fraction. Interest for a period of less than one full year will be calculated on the basis of the actual number of days lapsed, di- vided by the number of days (365 or 366) in the respective year.

(4) Verzugszinsen. Werden irgendwelche nach diesem Darlehensvertrag zahlbaren Beträge bei Fälligkeit nicht gezahlt, tritt unabhängig von ei- ner Mahnung Verzug ein. In diesem Fall wird der fällige und nicht gezahlte Kapitalbetrag mit den gesetzlichen Verzugszinsen verzinst.* Des Weiteren wird die Darlehensnehmerin jedem Gläubiger den aufgrund eines Verzugs bezüg- lich einer Zinszahlung entstandenen Anlage- schaden (ausschließlich etwaiger Folgeschä- den) ersetzen.

(4) Default Interest. A default shall occur, irre- spective of any reminder, if any amounts pay- able under this Loan Agreement are not paid when due. Any due and unpaid amount of prin- cipal shall bear interest at the statutory default interest rate.* Furthermore, the Borrower will in- demnify each Creditor for any damages (exclud- ing any consequential damages) resulting from the default in paying any interest amounts when due..

* Der gesetzliche Verzugszinssatz beträgt für das Jahr fünf Prozentpunkte über dem von der Deutschen Bundesbank von Zeit zu Zeit veröffentlichten Basiszinssatz, §§ 288 (1), 247 (1) BGB.
* The annual default interest rate established by law is five percentage points above the base interest rate published by the German Central Bank (Deutsche Bundesbank) from time to time, §§ 288 (1), 247 (1) German Civil Code (BGB).

§ 4 (Rückzahlung, Kontrollwechsel, Wahlrück- zahlung)	§ 4 (Redemption, Change of Control, Optional Redemption)
(1) Rückzahlung bei Fälligkeit. Das Darlehen ist am Fälligkeitstag zum Nennbetrag zurückzuzah- len. Fällt der Fälligkeitstag nicht auf einen Ge- schäftstag, so ist der nächstfolgende Geschäfts- tag der Fälligkeitstag. Die Gläubiger sind nicht berechtigt, Zinsen oder sonstige Zahlungen auf- grund dieser Verspätung zu verlangen.

(1) Redemption at Maturity. The Loan shall be repayable at its nominal amount on the Maturity Date. If the Maturity Date is not a Business Day, payment shall be made on the next succeeding Business Day. The Creditors shall not be enti- tled to demand any interest or other payments on account of such delay.

(2) Rückzahlung im Falle eines Kontrollwech- sels. Falls ein Darlehensnehmerin- Kontrollwechsel oder ein Vorzeitiges Garantin-	(2) Redemption in case of Change of Control. If a Borrower Change of Control or a Guarantor Early Redemption Event (each, an “Early Re-

Rückzahlungsereignis (jedes ein „Vorzeitiges Rückzahlungsereignis“) eintritt, hat jeder Gläubiger das Recht, von der Darlehensnehme- rin die Rückzahlung seines Anteils am Darlehen am dreißigsten Tag nach der Ausübung des Rückzahlungsrechts (dem „Vorzeitigen Rück- zahlungstag“) zum Vorzeitigen Rückzahlungs- betrag zuzüglich aufgelaufener Zinsen bis zum Vorzeitigen Rückzahlungstag (ausschließlich) zu verlangen. Die Darlehensnehmerin hat den Gläubigern den Eintritt eines Vorzeitigen Rück- zahlungsereignisses innerhalb von 30 Tagen nach Eintritt des Vorzeitigen Rückzahlungser- eignisses mitzuteilen (die „Rückzahlungsereig- nis-Mitteilung“). Die wirksame Ausübung des Rückzahlungsrechts setzt voraus, dass der be- treffende Gläubiger der Zahlstelle die Kündigung schriftlich und innerhalb einer Frist von 15 Ta- gen nach einer Rückzahlungsereignis-Mitteilung zu den üblichen Geschäftszeiten übermittelt.

demption Event”) occurs, then each Creditor shall have the option to require the Borrower to repay its share in the Loan on the date which falls 30 days after the exercise of the put option (such date the “Early Redemption Date”) at the Early Redemption Amount together with ac- crued interest to but excluding the Early Re- demption Date. The Borrower shall give notice of the Early Redemption Event to the Creditors (the “Early Redemption Event Notification”) within 30 days following the occurrence of the Early Redemption Event. To validly exercise the put option, the relevant Creditor must submit to the Paying Agent a written notice of exercise during normal business hours within a period of 15 days after such an Early Redemption Event Notification has been given.

„Darlehensnehmerin-Kontrollwechsel” be- zeichnet den Fall, dass, ohne dass hierzu die vorherige Zustimmung der betreffenden Gläubi- ger eingeholt wurde, die Garantin die direkte oder indirekte Kontrolle über die Darlehensneh- merin aufgibt oder nicht mehr die Mehrheit am Kapital der Darlehensnehmerin hält.

“Borrower Change of Control” means that, without the prior consent of the Creditors, the Guarantor gives up the direct or indirect control over the Borrower or does no longer hold the majority of the share capital in the Borrower

„Vorzeitiges Garantin-Rückzahlungsereignis” bezeichnet den Fall, dass an einem Tag inner- halb des Zeitraums (der „Kontrollwechselzeit- raum“), der 60 Tage vor der ersten öffentlichen Bekanntmachung der Garantin bezüglich eines (bevorstehenden) Garantin-Kontrollwechsels beginnt und 60 Tage nach Vollzug des Garan- tin-Kontrollwechsels (dessen Kontrollwechsel- zeitraum nach Vollzug des Garantin- Kontrollwechsels verlängert wird, solange eine der Rating-Agenturen öffentlich erklärt hat, dass sie eine Veränderung des Ratings erwägt) en- det, die Garantin von mindestens zwei Rating- Agenturen nicht mehr als Investment-Grade bewertet werden. Sollten zum Beginn eines Kontrollwechselzeitraums zwei Rating- Agenturen kein Rating der Garantin vorliegen haben, wird dies angesehen, als würde die Ga- rantin nicht mehr von mindestens zwei Rating- Agenturen mit Investment-Grade bewertet wer- den. Ein Vorzeitiges Rückzahlungsereignis wird im Zusammenhang mit einem Garantin- Kontrollwechsel solange nicht als eingetreten gelten, wie dieser Garantin-Kontrollwechsel tat- sächlich noch nicht vollzogen ist.

“Guarantor Early Redemption Event” means the Guarantor ceases to be rated Investment Grade by at least two Rating Agencies on any date during the period (the “Change of Control Period”) commencing 60 days prior to the Guarantor’s first public announcement of any Guarantor Change of Control (or pending Guar- antor Change of Control) and ending 60 days following consummation of such Guarantor Change of Control (which Change of Control Period will be extended following consummation of a Guarantor Change of Control for so long as any of the Rating Agencies has publicly an- nounced that it is considering a possible ratings change). Unless at least two Rating Agencies are providing a rating for the Guarantor at the commencement of any Change of Control Peri- od, the Guarantor will be deemed to have ceased to be rated Investment Grade by at least two Rating Agencies during that Change of Control Period. No Early Redemption Event will be deemed to have occurred in connection with any particular Guarantor Change of Control unless and until such Guarantor Change of Control has actually been consummated.

„Garantin-Kontrollwechsel” bezeichnet , ohne dass hierzu die vorherige Zustimmung der be- treffenden Gläubiger eingeholt wurde,	“Guarantor Change of Control” means, with- out the prior consent of the Creditors,

(i) die direkte oder indirekte Veräußerung, Vermietung, Übertragung oder sonstige Ver- fügung (außer im Wege einer Fusion oder eines Unternehmenszusammenschlusses) aller oder im Wesentlichen aller bzw. über alle oder im Wesentlichen alle Vermögens- werte der Garantin und ihrer Tochtergesell- schaften als Ganzes in einer Transaktion oder in einer Reihe von verbundenen Transaktionen an eine „Person“ (entspre- chend der Verwendung dieses Begriffs in Section 13(d)(3) des Exchange Act), bei der es sich nicht um die Garantin oder eine ihrer Tochtergesellschaften handelt; oder

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or any of its subsidiaries; or

(ii) die Durchführung einer Transaktion (u.a. einschließlich einer Fusion oder eines Un- ternehmenszusammenschlusses), die dazu führt, dass eine „Person“ (entsprechend der Verwendung dieses Begriffs in Section 13(d)(3) des Exchange Act) direkt oder indi- rekt der „wirtschaftliche Eigentümer“ (beneficial owner) (gemäß Definition dieses Begriffs in Rules 13d-3 und 13d-5 im Rah- men des Exchange Act) von mehr als 50% der ausstehenden Stimmberechtigten Aktien der Garantin (gemessen an den Stimmrech- ten und nicht an der Zahl der Aktien) wird; oder

(ii) the consummation of any transaction (in- cluding without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d- 3 and 13d-5 under the Exchange Act), di- rectly or indirectly, of more than 50% of the Guarantor’s outstanding Voting Stock, measured by voting power rather than num- ber of shares; or

(iii) einen Zusammenschluss oder eine Fusion der Garantin mit einer Person oder einen Zusammenschluss oder eine Fusion einer Person mit der Garantin im Rahmen einer Transaktion, bei der die im Umlauf befindli- chen Stimmberechtigten Aktien der Garantin oder die im Umlauf befindlichen Stimmbe- rechtigten Aktien dieser anderen Person in Barmittel, Wertpapiere oder sonstige Ver- mögenswerte umgewandelt oder umge- tauscht werden, es sei denn, es handelt sich um eine Transaktion, bei der die unmittelbar vor der Transaktion im Umlauf befindlichen Stimmberechtigten Aktien der Garantin eine Mehrheit der Stimmberechtigten Aktien (gemessen an den Stimmrechten und nicht an der Zahl der Aktien) der aus der Transak- tion hervorgehenden Person unmittelbar nach dem Wirksamwerden dieser Transak- tion darstellen bzw. in eine solche umge- wandelt oder umgetauscht werden; oder

(iii) the Guarantor consolidates with, or merges with or into, any person, or any person con- solidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the Guarantor’s outstanding Voting Stock or the outstanding Voting Stock of such other person is con- verted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Guaran- tor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, measured by voting power ra- ther than number of shares; or

(iv) den ersten Tag, an dem die Mehrheit der Mitglieder des Board of Directors der Garan- tin keine Fortbestehenden Directors mehr sind; oder	(iv) the first day on which the majority of the members of the Guarantor’s board of direc- tors cease to be Continuing Directors; or
(v) die Verabschiedung eines Plans zur Liqui- dation oder Auflösung der Garantin.	(v) the adoption of a plan relating to the liquida- tion or dissolution of the Guarantor.

„Stimmberechtigte Aktien” einer bestimmten Person bezeichnet jeweils das Aktienkapital die- ser Person, das zu diesem Zeitpunkt allgemein zur Abstimmung über die Wahl der Mitglieder des Geschäftsführungsgremiums dieser Person berechtigt ist.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
„Fortbestehender Director” bezeichnet jeweils zum Datum der Feststellung jedes Mitglied des Board of Directors der Garantin, das:	“Continuing Director” means, as of any date of determination, any member of the Guarantor’s board of directors who:
(i) am Auszahlungstag des Darlehens ein Mit- glied dieses Board of Directors war; oder	(i) was a member of such board of directors on the Disbursement Date of the Loan; or
(ii) mit Zustimmung einer Mehrheit der Fortbe- stehenden Directors, die zum Zeitpunkt der Benennung oder Wahl Mitglieder dieses Board of Directors waren, zur Wahl in den Board of Directors benannt oder zum Mit- glied des Board of Directors gewählt wurde.

(ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

„Rating-Agentur“ bezeichnet Fitch Ratings Ltd. („Fitch“), Standard & Poor's, a Division of The McGraw-Hill Companies, Inc. („S&P“) oder Moody's Investors Service, Inc. („Moody’s“).	“Rating Agency” means each of Fitch Ratings Ltd. (“Fitch”), Standard & Poor's, a Division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody's Investors Service, Inc. (“Moody’s”).
„Investment-Grade“ bezeichnet ein Rating von BBB- oder höher im Falle eines Ratings von Fitch, BBB- oder höher im Falle eines Ratings von S&P und Baa3 oder höher im Falle eines Ratings von Moody's.
“Investment Grade” means a Rating of BBB- or more favorable in case of a Rating issued by Fitch, BBB- or more favorable in case of a rating issued by S&P and Baa3 or more favorable in case of a Rating issued by Moody's.

„Rating“ bezeichnet das öffentlich bekanntge- machte und von der Garantin angeforderte Ra- ting durch eine Rating-Agentur bezüglich der fi- nanziellen Leistungsfähigkeit der Garantin oder deren nicht-nachrangigen und unbesicherten Verbindlichkeiten.
“Rating” means the publicly announced rating by any Rating Agency solicited by the Guarantor of the Guarantor’s financial strength or senior and unsecured indebtedness.
„Vorzeitiger Rückzahlungsbetrag“ bezeichnet 101% des Nennbetrags.	“Early Redemption Amount” means 101 per cent. of the nominal amount.
(3) Wahlrückzahlungsrecht der Darlehensneh- merin. Die Darlehensnehmerin ist berechtigt, das Darlehen eines Gläubigers, ganz aber nicht teilweise, unter Einhaltung einer Kündigungsfrist von 30 Tagen jederzeit (dem "Wahlrückzah- lungstag") zum Wahlrückzahlungsbetrag zuzüg- lich bis zum Wahlrückzahlungstag (ausschließ- lich) aufgelaufenen Zinsen zurückzuzahlen.

(3) Early Redemption at the Option of the Bor- rower. The Borrower has the option to redeem the Loan of any Creditor in whole but not in part only early at any time (the "Optional Redemp- tion Date“) by giving 30 days’ notice prior to the Optional Redemption Date at the Optional Re- demption Amount together with any interest ac- crued until and excluding the Optional Redemp- tion Date.

„Wahlrückzahlungsbetrag“ bezeichnet den Nennbetrag zuzüglich der Summe der am Be- stimmungstag für den Wahlrückzahlungstag be- rechneten Barwerte des Überschusses (im Falle einer positiven Zahl) von (a) der Zinsen, die auf das Darlehen für die vorgesehene Restlaufzeit an den vorgesehenen Zinszahltagen zahlbar gewesen wären über (b) den Zinsen, die sol- chermaßen auf den Betrag des Darlehens zahl-

"Optional Redemption Amount“ means the nominal amount plus the present value calculat- ed on the Determination Date for the Optional Redemption Date of the sum of the excess (if positive) between (a) the scheduled interest payments that were to be made on the Loan on the Interest Payment Dates and (b) the interest payments that would become payable if the in- terest rate of the Loan would be B + 0.5% p.a.

bar wären, wenn der Zinssatz B + 0,5 % per annum (der „Wiederanlagesatz“) betrüge, ergibt. Die Barwerte werden auf der Basis des Wiederanlagesatzes berechnet.	(the "Reinvestment Yield“). The present values will be calculated on the basis of the Reinvest- ment Yield.
„Bestimmungstag“ bezeichnet den fünften Ge- schäftstag vor dem Wahlrückzahlungstag.	”Determination Date“ means the fifth Business Day prior to the Optional Redemption Date.
„B“ bezeichnet die gemittelte Rendite der auf der Bildschirmseite ICAPEURO bei Reuters um 11:00 Uhr deutscher Zeit am Bestimmungstag angezeigten Geld- und Briefkurse von Zins- Swap-Geschäften (Midswaps), berechnet je- weils auf Basis einer linearen Interpolierung zwischen den Werten für den nächst kürzeren angezeigten, ganzjährigen Zeitraum gegenüber der Restlaufzeit des Darlehens und dem nächst längerem angezeigten, ganzjährigen Zeitraum gegenüber der Restlaufzeit des Darlehens. Für den Fall, dass solche Werte nicht wie bestimmt angezeigt werden, werden die betreffenden Werte in der Weise ermittelt, die Banken und andere institutionelle Marktteilnehmer zu dem betreffenden Zeitpunkt anwenden.

”B“ means the average yield of the bid and ask prices of Interest-Swap Transactions (Mids- waps) shown on the Reuters page ICAPEURO at 11.00 a.m. German time which shall be calcu- lated on the basis of linear interpolation between the figure for the next shortest full year period compared to the remaining term of the Loan and the next longest full year period compared to the remaining term of the Loan. In the event that the relevant figures shall not be shown as set out above the relevant figures shall be determined in a manner which banks and other institutional market participants apply at that time.

§ 5 (Steuern)	§ 5 (Taxation)
(1) Quellensteuern. Alle gemäß diesem Vertrag fälligen Beträge werden ohne Abzug oder Einbehalt gegenwärtiger oder zukünftiger Steu- ern, Abgaben oder amtlicher Gebühren gleich welcher Art gezahlt, die in der Relevanten Steu- erjurisdiktion oder für deren Rechnung oder von oder für Rechnung einer dort zur Steuererhe- bung ermächtigten Gebietskörperschaft oder Behörde gegenüber der Darlehensnehmerin bzw. der Garantin an der Quelle auferlegt, erho- ben oder eingezogen werden („Quellensteu- ern“), es sei denn, ein solcher Abzug oder Einbehalt ist gesetzlich vorgeschrieben. In die- sem letzteren Fall wird die Darlehensnehmerin die zusätzlichen Beträge an Kapital und Zinsen zahlen, die erforderlich sind, damit der den Gläubigern nach diesem Abzug oder Einbehalt zufließende Nettobetrag jeweils den Beträgen an Kapital und Zinsen entspricht, die den Gläu- bigern zustehen würden, wenn der Abzug oder Einbehalt nicht erforderlich wäre.

(1) Withholding Tax. All payments due under this Agreement shall be made without deduction or withholding for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed on, levied or collected from the Borrower or the Guarantor at the source in or on behalf of the Relevant Tax Jurisdiction or by or on behalf of any political subdivision or authority therein having power to tax (“Withholding Taxes”), unless such deduc- tion or withholding is required by law. In such event, the Borrower shall pay such additional amounts of principal and interest as may be necessary in order that the net amounts re- ceived by the Creditors after such deduction or withholding shall equal the respective amounts of principal and interest which would have been receivable by the Creditors had no such deduc- tion or withholding been required.

Solche zusätzlichen Beträge sind jedoch nicht zahlbar:	No such additional amounts will, however, be payable:
(a) wegen Abgaben, die wegen gegenwärtiger oder früherer persönlicher oder geschäftlicher Beziehungen des Gläubigers, für den die Kapi- tal- und Zinszahlungen bestimmt sind, zu der Relevanten Steuerjurisdiktion zu zahlen sind und nicht allein aufgrund der Tatsache, dass Zahlungen in Bezug auf diesen Vertrag aus der

(a) on account of any duties payable as a result of any present or previous personal or business relationship of the Creditor to whom such pay- ments of principal and interest are to be made with the Relevant Tax Jurisdiction and not merely by reason of the fact that payments with respect to this Agreement are or, for taxation

Relevanten Steuerjurisdiktion stammen oder dort besichert sind oder steuerlich so behandelt werden;	purposes are deemed to be, derived from or se- cured in the Relevant Tax Jurisdiction
(b) wenn am Tag an dem die Zahlung fällig wird, die Zahlung an den betreffenden Gläubiger ohne Abzug oder Einbehalt hätte geleistet werden können, sofern der Gläubiger ein Qualifizierter Gläubiger gewesen wäre, aber der Gläubiger an jenem Tag kein Qualifizierter Gläubiger ist oder mehr ist, es sein denn dies ist die Folge einer Änderung eines Gesetzes, eines Doppelbe- steuerungsabkommens oder einer veröffentli- chen Praxis oder Anweisung einer zuständigen Steuerbehörde, nach dem Tag, an dem der be- treffende Gläubiger Gläubiger unter diesem Ver- trag wurde; oder

(b) if on the date on which the payment falls due, the payment could have been made to the rele- vant Creditor without a deduction or withholding provided the Creditor had been a Qualified Creditor, but on that date that Creditor is not or has ceased to be a Qualified Creditor other than as a result of any change after the date it be- came a Creditor under this agreement in any law or double taxation treaty or any published prac- tice or published concession of any relevant tax- ing authority; or

(c) an einen Gläubiger, welcher eine zumutbare Mitwirkungshandlung, wie die Einreichung einer steuerlichen Ansässigkeitsbescheinigung (bspw. im Hinblick auf eine Zahlung einer U.S. ameri- kanischen Person das Formular W-8 BEN), nicht vornimmt.
(c) to a Creditor, who does not cooperate rea- sonably, such as providing a residence certifi- cate for tax reasons (e.g. Form W-8 BEN as re- gards the payment of a US person).
„Qualifizierte Gläubiger“ bezeichnet jeden Gläubiger, der in einem Mitgliedsstaat der Euro- päischen Union oder einem Staat ansässig ist, zwischen dem und der Relevante Steuerjurisdik- tion gegenwärtig ein Doppelbesteuerungsab- kommen besteht, das zur vollen Abzugsfähigkeit von Steuern auf Zinsen und sonstige Zahlungen berechtigt.

“Qualified Creditor" means any creditor having its seat in a member state of the European Un- ion or in a country which has a double taxation treaty with the Relevant Tax Jurisdiction which makes provision for full exemption from tax im- posed on interest or other payments

„Relevante Steuerjurisdiktion“ bezeichnet die Bundesrepublik Deutschland und die Vereinig- ten Staaten von Amerika.	“Relevant Tax Jurisdiction“ means the Federal Republic of Germany and the United States of America.
(2) Benachrichtigung. Die Darlehensnehmerin wird die Zahlstelle unverzüglich benachrichtigen, wenn sie zu irgendeiner Zeit gesetzlich verpflich- tet ist, von aufgrund dieses Vertrags fälligen Zahlungen Abzüge oder Einbehalte vorzuneh- men (oder wenn sich die Beträge oder die Be- rechnungsmethode solcher Abzüge oder Einbe- halte ändern).

(2) Notification. The Borrower shall promptly no- tify the Paying Agent if it is legally obliged at any time to deduct or withhold any amounts from payments due under this Agreement (or if the amounts or method of determination for such deductions or withholdings should be changed).

(3) Kündigungsrecht. Falls infolge einer am oder nach dem Tag dieses Vertragsschlusses wirk- sam werdenden Änderung oder Ergänzung der in der Relevanten Steuerjurisdiktion geltenden Rechtsvorschriften oder einer vor diesem Zeit- punkt nicht allgemein bekannten Anwendung oder amtlichen Auslegung solcher Rechtsvor- schriften Quellensteuern auf die Zahlung von Kapital oder Zinsen unter diesem Vertrag anfal- len oder anfallen werden und die Quellensteu- ern, sei es wegen der Verpflichtung zur Zahlung zusätzlicher Beträge gemäß Absatz (1) oder aus

(3) Termination Right. If, as a result of any change in, or amendment to, the laws or regula- tions prevailing in the Relevant Tax Jurisdiction, which change or amendment becomes effective on or after the date as of which this Agreement is made, or as a result of any application or offi- cial interpretation of such laws or regulations not generally known before that date, Withholding Taxes are or will be leviable on payments of principal or interest under this Agreement and, by reason of the obligation to pay additional amounts as provided in subparagraph (1) or sonstigen Gründen, der Darlehensnehmerin zur Last fallen, ist die Darlehensnehmerin berech- tigt, das gesamte Darlehen des betreffenden Gläubigers (aber nicht nur einen Teil davon) un- ter Einhaltung einer Kündigungsfrist von mindes- tens 30 Tagen jederzeit (dem „Vorzeitigen Steuer-Rückzahlungstag“) zum Vorzeitigen Steuer-Rückzahlungsbetrag zuzüglich bis zum Vorzeitigen Steuer-Rückzahlungstag (aus- schließlich) aufgelaufener Zinsen zurückzuzah- len. Eine solche Rückzahlung darf jedoch nicht früher als 90 Tage vor dem Zeitpunkt erfolgen, an dem die Darlehensnehmerin erstmals Quel- lensteuern einbehalten oder zahlen müsste, falls eine Zahlung in Bezug auf diesen Vertrag dann geleistet würde.

otherwise, such Withholding Taxes are to be borne by the Borrower, the Borrower may pre- pay the portion of the relevant Creditor of the Loan in whole (but not in part only) at any time, by giving not less than 30 days' notice (the “Early Tax Redemption Date”) at the Early Tax Redemption Amount together with interest ac- crued to but excluding the Early Tax Redemp- tion Date, provided that no such prepayment shall be made earlier than 90 days prior to the earliest date on which the Borrower would be obliged to withhold or pay Withholding Taxes were a payment in respect of this Agreement then made.

„Vorzeitiger Steuer-Rückzahlungsbetrag“ be- zeichnet den Nennbetrag.	“Early Tax Redemption Amount” means the nominal amount.
(4) Form der Kündigung. Die Benachrichtigung über eine vorzeitige Rückzahlung gemäß Absatz
(3) erfolgt schriftlich gegenüber der Zahlstelle mit gleichzeitiger Wirkung für alle betroffenen Gläubiger. Sie ist unwiderruflich und muss den Rückzahlungstermin sowie in zusammenfas- sender Form die Tatsachen angeben, die das Kündigungsrecht begründen. Die Zahlstelle wird die Zessionare, von denen sie zu dem Zeitpunkt Kenntnis hat, über eine solche Bekanntmachung einer vorzeitigen Rückzahlung unverzüglich un- terrichten.

(4) Form of Prepayment Notice. Any such notice of prepayment referred to in subparagraph (3) shall be given in writing and shall be addressed to the Paying Agent with simultaneous effect for all concerned Creditors. It shall be irrevocable, must specify the date fixed for prepayment and must set forth a statement in summary form of the facts constituting the basis for the termina- tion right. The Paying Agent undertakes promptly to inform the assignees as for the time being have been notified to it about such notice of prepayment.

Zur Klarstellung: Vorauszahlungen auf die Ein- kommens- oder Körperschaftssteuer wie die deutsche Abgeltungssteuer und die Zinsertrags- steuer sind keine Quellensteuern im Sinne der obigen Bestimmung.
For the avoidance of doubt: any prepayments on the income or corporate income tax such as the German flat rate interest tax (Abgel- tungssteuer and Zinsertragssteuer) do not con- stitute withholding taxes within the meaning of the above provision.

§ 6 (Rang, Negativverpflichtung, weitere Ver- pflichtungen)	§ 6 (Status, Negative Pledge, other Undertak- ings)
(1) Rang. Die Verpflichtungen aus diesem Dar- lehensvertrag und aus der Garantie begründen unbedingte, nicht nachrangige und unbesicherte Verbindlichkeiten der Darlehensnehmerin bzw. der Garantin und haben sind gleichrangig mit al- len anderen gegenwärtigen und zukünftigen, unbesicherten und nicht nachrangigen Verbind- lichkeiten der Darlehensnehmerin bzw. der Ga- rantin aus aufgenommenen Kreditmitteln.

(1) Status. The obligations under this Loan Agreement or the Guarantee constitute uncondi- tional, unsubordinated and unsecured obliga- tions of the Borrower or the Guarantor, as the case may be, and will rank pari passu with all other present and future unsecured and unsub- ordinated obligations of the Borrower or the Guarantor, as the case may be, from borrowed moneys.

(2) Negativverpflichtung der Darlehensnehmerin. Die Darlehensnehmerin verpflichtet sich und stellt für ihre Wesentlichen Tochtergesellschaf- ten sicher, dass während der Laufzeit des Dar- lehens und bis zu dessen vollständiger Rück- zahlung keine Finanzverbindlichkeiten durch Be-

(2) Negative Pledge of the Borrower. The Bor- rower agrees and will ensure with respect to its Material Subsidiaries that during the term of the Loan and until it has been repaid in full, no Fi- nancial Indebtedness is secured by encumber- ing its assets or those of a Material Subsidiary lastung von Vermögen der Darlehensnehmerin bzw. einer Wesentlichen Tochtergesellschaft besichert werden, ohne dass gleichzeitig die Gläubiger anteilig und in gleichem Rang an sol- chen Sicherheiten teilnehmen. Dies gilt nicht für Sicherheiten, welche:
without at the same time having the Creditors share equally and rateably in such security. This does not apply to liens which:
(i) mit vorheriger Zustimmung der Gläubiger begründet werden; oder	(i) are established with the prior consent of the Creditors; or
(ii) aufgrund von gesetzlichen Bestimmungen entstehen; oder	(iii) result from the operation of statutory provi- sions; or
(iii) aufgrund von allgemeinen Geschäftsbedin- gungen von Banken oder Sparkassen an Barmitteln oder Wertpapieren entstehen; oder	(iv) result from the operation of provisions under standard business terms of banks or saving banks on available cash and securities; or
(iv) einschließlich der Sicherheiten unter Ziffer
(iii) gegenüber Banken und Kreditinstituten im Zusammenhang mit einem Darlehens- und/oder Kreditvertrag gewährt werden und in ihrer Gesamtheit nicht mehr als 5% des Anlagevermögens des jeweils letzten Ab- schlusses der Darlehensnehmerin ausma- chen; oder

(v) including liens that fall under item (iii), are granted to banks or credit institutions under a loan agreement and which in total do not represent more than 5% of fixed assets, as set out in the most recent accounts of the Borrower; or

(v) zusätzlich zu allen Positionen in ihrer Ge- samtheit Relevante Verbindlichkeiten bis zur Höhe von EUR 500.000 besichern.	(vi) in addition to all positions, which secure Relevant Indebtedness up to an amount equal to EUR 500,000.
„Finanzverbindlichkeiten“ bezeichnen Verbind- lichkeiten (einschließlich dafür gegebener Ga- rantien oder Gewährleistungen, aber ohne Dop- pelzählungen) (i) aus aufgenommenen Kredit- mitteln, die durch Schuldscheindarlehen oder Namensschuldverschreibungen dokumentiert sind oder (ii) aus Wertpapieren, die an einer Börse notiert sind oder werden können oder (iii) aus Darlehen oder sonstigen Kreditverbindlich- keiten.

“Financial Indebtedness” means indebtedness (including any guarantees or warranties granted in respect thereof, but without double counting)) with respect to (i) borrowed monies documented by assignable loans (Schuldscheindarlehen) or promissory notes or (ii) securities which are quoted or capable of being quoted on a stock exchange or (iii) loans or any other credit facility.

(3) Negativverpflichtung der Garantin. Solange das Darlehen aussteht, jedoch nur bis zu dem Zeitpunkt, an dem alle Beträge an Kapital und Zinsen der Zahlstelle zur Verfügung gestellt worden sind, verpflichtet sich die Garantin und stellt für ihre Inländischen Tochtergesellschaften sicher, keine Relevanten Verbindlichkeiten (ein- schließlich dafür gegebener Garantien oder Ge- währleistungen) durch Belastung ihres gegen- wärtigen oder zukünftigen Vermögens oder des Vermögens einer Inländischen Tochtergesell- schaft zu besichern oder eine solche Besiche- rung bestehen zu lassen, ohne gleichzeitig die Gläubiger zur gleichen Zeit anteilig und in glei- chem Rang an solchen Sicherheiten teilnehmen zu lassen. Erlaubte Sicherheiten sind von dieser Negativverpflichtung ausgenommen.

(3) Negative Pledge of the Guarantor. So long as the Loan remains outstanding, but only until all amounts of principal and interest have been made available to the Paying Agent, the Guar- antor undertakes, and shall procure in respect of its Domestic Subsidiaries, neither to create nor permit to subsist any lien or other security inter- est upon any of its or any of its Domestic Sub- sidiaries' present or future assets to secure any Relevant Indebtedness (including any guaran- tees or indemnities in respect thereof), without at the same time according to the Creditors equally and rateably the same security interest. Permit- ted Liens shall be excluded from this negative pledge.

„Relevante Verbindlichkeiten“ bezeichnet (i)	“Relevant Indebtedness” means (i) all obliga-

alle Verbindlichkeiten aus Kreditmittelaufnah- men, (ii) alle Verbindlichkeiten, die in Teilschuld- verschreibungen, Anleihen, Schuldverschrei- bungen oder anderen vergleichbaren Instrumen- ten verbrieft sind, (iii) alle Verbindlichkeiten aus Akkreditiven oder Bankakzepten oder vergleich- baren Instrumenten (oder damit verbundene Rückzahlungsverpflichtungen), (iv) alle Ver- pflichtungen zur Zahlung der gestundeten Kauf- preise von Vermögenswerten oder Dienstleis- tungen mit Ausnahme von Verbindlichkeiten aus Lieferungen und Leistungen, die im gewöhnli- chen Geschäftsverlauf entstehen, (v) alle Ver- bindlichkeiten aus Leasingvereinbarungen, die nach Maßgabe der allgemein anerkannten Grundsätze der Rechnungslegung, nach der die Garantin bilanziert, zum Zeitpunkt der Berech- nung kapitalisiert werden, und (vi) (ohne Dop- pelzählungen) alle Relevanten Verbindlichkeiten Dritter, die durch die Garantin oder eine Toch- tergesellschaft garantiert sind oder für die die Garantin oder eine Tochtergesellschaft ander- weitig verantwortlich oder haftbar ist (ob auf- grund einer Vereinbarung zum Ankauf von Ver- bindlichkeiten Dritter oder zur Bereitstellung von Mitteln an oder zur Investition in Dritte).

tions for borrowed money, (ii) all obligations evi- denced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obliga- tions with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obliga- tions as lessee which are capitalized in accord- ance with generally accepted accounting princi- ples applied by the Guarantor, at the time of cal- culation, and (vi) (without double counting) all Relevant Indebtedness of others guaranteed by the Guarantor or any Subsidiary or for which the Guarantor or any Subsidiary is otherwise re- sponsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

„Erlaubte Sicherheiten“ bezeichnet:	“Permitted Liens” means :
(i) Sicherheiten an den Vermögenswerten ei- ner Gesellschaft, die zu dem Zeitpunkt, zu dem diese Gesellschaft eine Inländische Tochtergesellschaft wird, bereits bestehen; oder	(i) liens on any assets of any corporation exist- ing at the time such corporation becomes a Domestic Subsidiary; or
(ii) Sicherheiten an Vermögenswerten, die zum Zeitpunkt des Erwerbs dieser Vermögens- werte durch die Garantin oder eine Inländi- sche Tochtergesellschaft bereits bestehen, oder Sicherheiten für die Zahlung des ge- samten oder eines Teils des Kaufpreises dieser Vermögenswerte nach Erwerb dieser Vermögenswerte durch die Garantin oder eine Inländische Tochtergesellschaft oder zur Besicherung Relevanter Verbindlichkei- ten, die durch die Garantin oder eine Inlän- dische Tochtergesellschaft vor einem sol- chen Erwerb, zum Zeitpunkt des Erwerbs oder innerhalb eines Zeitraums von 180 Ta- gen nach dem Erwerb eingegangen, über- nommen oder garantiert werden (oder, im Falle von Immobilien, der Baufertigstellung (einschließlich baulicher Verbesserungen bestehender Objekte) oder der Aufnahme des vollständigen Betriebs des betreffenden Objekts, je nachdem, welcher Zeitpunkt spä- ter eintritt), soweit diese Relevanten Ver- bindlichkeiten für Zwecke der Finanzierung des gesamten oder von Teilen des Kauf-

(ii) liens on any assets existing at the time of the acquisition of such assets by the Guar- antor or any Domestic Subsidiary, or liens to secure the payment of all or any part of the purchase price of such assets upon the ac- quisition of such assets by the Guarantor or any Domestic Subsidiary or to secure any Relevant Indebtedness incurred, assumed or guaranteed by the Guarantor or a Do- mestic Subsidiary prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later) which Relevant Indebtedness is in- curred, assumed or guaranteed for the pur- pose of financing all or any part of the pur- chase price thereof or, in the case of real property, construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or im- provement, the lien shall not apply to any assets theretofore owned by the Guarantor preises dieser Vermögenswerte oder, im Falle von Immobilien, der Errichtung oder baulichen Verbesserungen eingegangen, übernommen oder garantiert werden; wobei jedoch im Falle eines solchen Erwerbs, der Errichtung eines Gebäudes oder von bauli- chen Verbesserungen die Sicherheit nicht an Vermögenswerten bestehen darf, die zu- vor im Eigentum der Garantin oder einer In- ländischen Tochtergesellschaft standen, es sei denn, es handelt sich im Falle der Errich- tung eines Gebäudes oder von baulichen Verbesserungen um die Grundstücke, auf denen sich das errichtete oder verbesserte Objekt befindet; oder or any Domestic Subsidiary, other than, in the case of any such construction or im- provement, any real property on which the property so constructed, or the improve- ment, is located; or
(iii) Sicherheiten an Vermögenswerten zur Besi- cherung Relevanter Verbindlichkeiten einer Inländischen Tochtergesellschaft gegenüber der Garantin oder einer 100%igen Tochter- gesellschaft; oder	(iii) liens on any assets to secure Relevant In- debtedness of a Domestic Subsidiary to the Guarantor or to any wholly owned Domestic Subsidiary; or
(iv) Sicherheiten an den Vermögenswerten ei- ner Gesellschaft, die zum Zeitpunkt der Fu- sion oder des Zusammenschlusses dieser Gesellschaft mit der Garantin oder einer In- ländischen Tochtergesellschaft oder zum Zeitpunkt des Ankaufs, der Anmietung oder des sonstigen Erwerbs aller oder im We- sentlichen aller Vermögenswerte einer Ge- sellschaft oder eines Unternehmens durch die Garantin oder eine Inländische Tochter- gesellschaft bereits bestehen; oder

(iv) liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Guarantor or a Do- mestic Subsidiary or at the time of a pur- chase, lease or other acquisition by the Guarantor or a Domestic Subsidiary of the assets of a corporation or firm as an entirety or substantially as an entirety by the Guar- antor or a Domestic Subsidiary; or

(v) Sicherheiten an den Vermögenswerten der Garantin oder einer Inländischen Tochter- gesellschaft zugunsten der Vereinigten Staaten oder eines ihrer Bundesstaaten oder eines Ministeriums, einer Behörde oder Einrichtung oder Gebietskörperschaft der Vereinigten Staaten oder eines ihrer Bun- desstaaten oder zugunsten eines anderen Landes oder eines seiner Gebietskörper- schaften zur Besicherung von Teil-, Ab- schlags- oder Vorauszahlungen oder sons- tigen Zahlungen im Rahmen eines Vertrags oder einer Vorschrift oder zur Besicherung Relevanter Verbindlichkeiten, die für Zwe- cke der Finanzierung des gesamten oder eines Teils des Kaufpreises (oder, im Falle von Immobilien, Baukosten) der Vermö- genswerte, an denen diese Sicherheiten be- stellt sind, eingegangen oder garantiert wer- den (einschließlich u.a. Sicherheiten, die in Verbindung mit Finanzierungen für Zwecke des Umweltschutzes, der Industrieentwick- lung o.ä. bestellt werden); oder

(v) liens on any of the Guarantor’s assets or assets of any Domestic Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or stat- ute or to secure any Relevant Indebtedness incurred or guaranteed for the purpose of fi- nancing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens in- curred in connection with pollution control, industrial revenue or similar financings); or

(vi) jede Verlängerung, Erneuerung oder Erset-	(vi) any extension, renewal or replacement (or

zung (oder aufeinanderfolgende Verlänge- rungen, Erneuerungen oder Ersetzungen) einer der vorstehend genannten Sicherhei- ten in ihrer Gesamtheit oder in Teilen, vo- rausgesetzt, der Nennbetrag der dadurch besicherten Relevanten Verbindlichkeiten übersteigt nicht den Nennbetrag der zum Zeitpunkt der Verlängerung, Erneuerung oder Ersetzung besicherten Relevanten Verbindlichkeiten und die Verlängerung, Er- neuerung oder Ersetzung beschränkt sich auf die Vermögenswerte (in ihrer Gesamt- heit oder in Teilen), an denen die verlänger- te, erneuerte oder ersetzte Sicherheit be- stellt wurde (zuzüglich baulicher Verbesse- rungen und Bauten auf Grundstücken); und successive extensions, renewals or re- placements) in whole or in part of any lien referred to in the foregoing clauses; provid- ed, however, that the principal amount of Relevant Indebtedness secured thereby shall not exceed the principal amount of Relevant Indebtedness so secured at the time of such extension, renewal or replace- ment, and that such extension, renewal or replacement shall be limited to all or a part of the assets which secured the lien so ex- tended, renewed or replaced (plus im- provements and construction on real proper- ty); and

(vii) Sicherheiten, die nach Maßgabe der vorste- henden Bestimmungen nicht erlaubt sind, soweit zum Zeitpunkt und nach Wirksam- werden der Bestellung oder Übernahme dieser Sicherheiten der Gesamtbetrag aller Relevanten Verbindlichkeiten der Garantin und der Inländischen Tochtergesellschaften, die durch Sicherheiten besichert sind, die nach den vorstehenden Bestimmungen nicht erlaubt sind, zusammen mit Zurechen- baren Verbindlichkeiten aus den gemäß § 6
(4) zulässigen Sale and-Lease-Back- Transaktionen sich auf nicht mehr als 10% der Konsolidierten Nettosachanlagen be- läuft.

(vii) liens not permitted by the clauses above if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all of our Relevant In- debtedness and all Relevant Indebtedness of the Guarantor and the Domestic Subsidi- aries secured by all such liens not so permit- ted by the clauses above together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by § 6
(4) do not exceed 10% of Consolidated Net Tangible Assets.

„Zurechenbare Verbindlichkeiten” bezeichnet zum jeweiligen Zeitpunkt den Gesamtbetrag der Barwerte (abgezinst mit einem jährlichen Satz, der dem durchschnittlichen Zinssatz alle von der Garantin ausstehenden Anleihen entspricht, er- mittelt als gewichteter Durchschnitt, wobei die Zinsen halbjährlich dem Kapital zugeschlagen werden) der Verbindlichkeiten der Garantin oder einer Tochtergesellschaft aus Nettomietzahlun- gen während der Restlaufzeit aller Mietverträge (einschließlich der Zeiträume, um die diese Mietverträge verlängert wurden bzw. nach Wahl des Vermieters verlängert werden können). Der Begriff „Nettomietzahlungen“ im Rahmen eines Mietvertrags für einen Zeitraum bezeichnet die Summe der Miet- und sonstigen Zahlungen, die während dieses Zeitraums durch den Mieter zu leisten sind, jedoch ohne die Beträge, die durch diesen Mieter im Rahmen des Mietvertrags für Wartung und Reparaturen, Wiederherstellung, Versicherung, Steuern, Veranlagungen, Was- sergeld oder ähnliche Kosten zu zahlen sind, (unabhängig davon, ob sie als Miete oder Miet- nachzahlung deklariert werden) oder der Beträ- ge, die durch diesen Mieter im Rahmen des

“Attributable Debt” means, as of any particular time, the aggregate of present values (discount- ed at a rate per annum equal to the average in- terest borne by all of the Guarantor’s outstand- ing debentures determined on a weighted aver- age basis and compounded semi-annually) of the Guarantor’s obligations or obligations of any Subsidiary for net rental payments during the remaining term of all leases (including any peri- od for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease of any period means the sum of the rental and other payments required to be paid in such peri- od by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rent- al or additional rental) on account of mainte- nance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, re- construction, insurance, taxes, assessments,

Mietvertrags in Abhängigkeit von der Höhe des Umsatzes, der Kosten der Wartung, Reparatu- ren und Wiederherstellung, von Versicherungen, Steuern, Veranlagungen, des Wassergelds oder ähnlicher Kosten zu leisten sind.
water rates or similar charges.
„Konsolidierte Nettosachanlagen” bezeichnet zum jeweiligen Termin die Summe aller Vermö- genswerte, die in der jüngsten aufgestellten konsolidierten Bilanz der Garantin zum Ende ei- nes Geschäftsquartals, ausgewiesen sind, die in Übereinstimmung mit allgemein anerkannten Grundsätzen der Rechnungslegung, nach der die Garantin bilanziert, zum Zeitpunkt der Be- rechnung erstellt wurde, abzüglich (a) aller kurz- fristigen Verbindlichkeiten gemäß Ausweis in dieser Bilanz und (b) der Immateriellen Vermö- genswerte.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on the Guarantor’s most recently prepared consolidat- ed balance sheet as of the end of a fiscal quar- ter, prepared in accordance with generally ac- cepted accounting principles applied by the Guarantor at the time of calculation, less (a) all current liabilities as shown on such balance sheet and (b) Intangible Assets.

„Immaterielle Vermögenswerte” bezeichnet den Wert (nach Abzug etwaiger entsprechender Rücklagen) gemäß Ausweis oder Berücksichti- gung in der Bilanz: (i) aller Handelsnamen, Mar- ken, Lizenzen, Patente, Urheberrechte und Fir- menwerte; (ii) der Organisationskosten; und (iii) der aktiven Rechnungsabgrenzungsposten (mit Ausnahme im Voraus geleisteter Zahlungen wie Versicherungen, Steuern, Zinsen, Provisionen, Mieten und ähnliche Posten sowie abgeschrie- bener immaterieller Vermögenswerte); der Be- griff „Immaterielle Vermögenswerte“ umfasst in keinem Fall Produktentwicklungskosten.

“Intangible Assets” means the value (net of any applicable reserves), as shown on or re- flected in such balance sheet of: (i) all trade names, trademarks, licenses, patents, copy- rights and goodwill; (ii) organizational costs; and
(iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets be- ing amortized); but in no event shall the term “Intangible Assets” include product development costs.

(4) Beschränkungen bei Sale and Lease-Back- Transaktionen. Die Garantin wird keine Verein- barungen mit Personen treffen (und dafür Sorge tragen, dass dies auch bei den Tochtergesell- schaften nicht der Fall ist), die die Anmietung von Immobilien oder sonstigen Vermögenswer- ten durch die Garantin oder eine Inländische Tochtergesellschaft vorsehen (es sei denn, die Laufzeit einer solchen Vereinbarung, einschließ- lich Verlängerungsrechten, beträgt nicht mehr als drei Jahre) und in deren Rahmen diese Im- mobilien oder sonstigen Vermögenswerte von der Garantin oder einer Inländischen Tochter- gesellschaft an die betreffende Person verkauft oder übertragen wurden bzw. werden sollen (jeweils eine „Sale and Lease-Back- Transaktion“), es sei denn:

(4) Limitations on Sale and Lease-Back Trans- actions. The Guarantor will not, and will not permit any Subsidiary to, enter into any ar- rangement with any person providing for the leasing by the Guarantor or a Domestic Subsid- iary of any property or assets, other than any such arrangement involving a lease for a term, including renewal rights, for not more than 3 years, whereby such property or asset has been or is to be sold or transferred by the Guarantor or any Domestic Subsidiary to such person (re- ferred to as a “Sale and Lease-Back Transac- tion”), unless:

(i) die Garantin oder die betreffende Inländi- sche Tochtergesellschaft wäre zum Zeit- punkt des Abschlusses einer Sale and Lea- se-Back-Transaktion berechtigt, Relevante Verbindlichkeiten einzugehen, die durch Si- cherheiten an den zu mietenden Immobilien oder sonstigen Vermögenswerten besichert sind, deren Höhe mindestens den Zure-

(i) the Guarantor or such Domestic Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Relevant Indebtedness secured by a lien on the property or asset to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease- Back Transaction without equally and rata-

chenbaren Verbindlichkeiten in Bezug auf diese Sale und Lease-Back-Transaktion entspricht, ohne dass das Darlehen im glei- chen Rang und anteilig zu besichern wäre; oder	bly securing the Loan; or
(ii) der Erlös aus dem Verkauf der zu mieten- den Immobilien oder sonstigen Vermögens- werte entspricht mindestens dem Marktwert derselben und ein Betrag in Höhe des Net- toerlöses aus dem Verkauf der gemieteten Immobilien oder sonstigen Vermögenswerte wird innerhalb von 180 Tagen nach Wirk- samwerden dieser Sale and Lease-Back- Transaktion für den Kauf oder Erwerb (oder, im Falle von Immobilien, die Errichtung) von Immobilien oder sonstigen Vermögenswer- ten oder die Tilgung (außer bei Fälligkeit oder nach Maßgabe einer zwingenden Til- gungsfonds- oder Rückzahlungsvereinba- rung) von Schuldverschreibungen oder der Fundierten Verbindlichkeiten der Garantin oder einer konsolidierten Inländischen Toch- tergesellschaft, die mit dem Darlehen min- destens im gleichen Rang stehen, verwen- det.

(ii) the proceeds of the sale of the property or assets to be leased are at least equal to the fair value of such property or assets and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transac- tion, to the purchase or acquisition (or, in the case of property, the construction) of proper- ty or assets or to the retirement (other than at maturity or pursuant to a mandatory sink- ing fund or redemption provision) of notes or of the Guarantor’s Funded Indebtedness or Funded Indebtedness of a consolidated Domestic Subsidiary ranking on a parity with or senior to the Loan.

„Fundierte Verbindlichkeiten” bezeichnet Re- levante Verbindlichkeiten, die nach Maßgabe ih- rer Bedingungen mehr als ein Jahr nach dem Festlegungstag fällig werden, einschließlich Re- levanter Verbindlichkeiten, die nach Wahl des Schuldners bis zu einem Termin erneuert oder verlängert werden können, der mehr als ein Jahr auf das Datum der Festlegung folgt.

“Funded Indebtedness” means any Relevant Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Relevant Indebtedness renewable or extendible at the option of the ob- ligor to a date later than one year from the date of the determination thereof.

(5) Beschränkungen bei Unternehmens- zusammenschlüssen, Fusionen und Verkäufen von Vermögenswerten. Die Garantin schließt sich mit keiner anderen Person zusammen oder fusioniert mir ihr oder überträgt oder vermietet im Wesentlichen ihre gesamten Vermögenswer- te auf bzw. an eine Person, und die Garantin gestattet keiner Person, sich mit der Garantin zusammenzuschließen oder mir ihr zu fusionie- ren oder ihre Vermögenswerte im Wesentlichen insgesamt auf bzw. an die Garantin zu übertra- gen oder zu vermieten, es sei denn,

(5) Limitations on Consolidations, Mergers and Sales of Assets. The Guarantor shall not consol- idate with or merge into any other person or convey, transfer for lease its properties and as- sets substantially as an entirety to any person, and the Guarantor shall not permit any person to consolidate with or merge into the Guarantor or convey, transfer or lease its properties and assets substantially as an entirety to the Guar- antor, unless

(i) falls die Garantin sich mit einer anderen Person zusammenschließt oder mit ihr fusi- oniert oder im Wesentlichen ihre gesamten Vermögenswerte auf bzw. an eine Person überträgt oder vermietet, die aus diesem Zusammenschluss oder dieser Fusion her- vorgehende Person oder die Person, die im Wesentlichen die gesamten Vermögenswer- te der Garantin durch Übertragung erwirbt oder anmietet, ist eine Kapitalgesellschaft,

(i) in case the Guarantor shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which the Guarantor is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a corporation, partnership eine Personengesellschaft oder ein Trust, die/der nach dem Recht der Vereinigten Staaten von Amerika oder eines ihrer Bun- desstaaten oder des District of Columbia er- richtet wurde und gültigen Bestand hat und ausdrücklich die ordnungsgemäße und pünktliche Zahlung von Kapital, etwaigem Aufgeld und Zinsen auf das Darlehen sowie die Erfüllung oder Beachtung aller Bestim- mungen des Darlehensvertrags übernimmt, die seitens der Garantin zu erfüllen oder zu beachten sind;

or trust, shall be organized and validly exist- ing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and any premium and interest under the Loan and the performance or observance of every covenant of the Loan Agreement on the part of the Guarantor to be performed or observed;

(ii) unmittelbar nach der wirksamen Durchfüh- rung dieser Transaktion und Behandlung al- ler aufgrund dieser Transaktion auf die Ga- rantin oder eine Tochtergesellschaft über- gegangenen Verbindlichkeiten, als seien sie durch die Garantin oder diese Tochterge- sellschaft zum Zeitpunkt der Transaktion eingegangen worden, ist kein Kündigungs- grund und kein Ereignis, das nach entspre- chender Mitteilung oder Zeitablauf ein Kün- digungsgrund wäre, eingetreten und hält noch an;

(ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Guaran- tor or a Subsidiary as a result of such trans- action as having been incurred by the Guar- antor or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

(iii) die Garantin oder ihre Rechtsnachfolgerin trifft, falls aufgrund eines solchen Zusam- menschlusses oder einer solchen Fusion oder Übertragung oder Vermietung Vermö- genswerte der Garantin Grundschulden, Verpfändungen, Pfandrechten, Sicherungs- rechten oder sonstigen Belastungen unter- liegen würden, die nach diesem Darlehens- vertrag nicht zulässig sind, die Maßnahmen, die erforderlich sind, um das Darlehen effek- tiv im gleichen Rang und anteilig mit (oder vorrangig gegenüber) allen dadurch besi- cherten Verbindlichkeiten zu besichern; und

(iii) if, as a result for any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Guarantor would become subject to a mortgage, pledge, lien, security interest or other en- cumbrance which would not be permitted by this Loan Agreement, the Guarantor or such successor person, as the case may be, shall take such steps as shall be necessary effec- tively to secure the Loan equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv) die Garantin hat den Gläubigern eine Be- scheinigung der Geschäftsleitung und ein Rechtsgutachten geliefert, aus der bzw. dem jeweils hervorgeht, dass dieser Zu- sammenschluss, diese Fusion, dieser Über- tragung oder Vermietung und, soweit ein weiterer Vertrag in Verbindung mit dieser Transaktion erforderlich ist, dieser weitere Vertrag mit diesem § 6 (5) im Einklang ste- hen und dass alle hierin vorgesehenen Vo- raussetzungen für eine solche Transaktion erfüllt sind.

(iv) the Guarantor has delivered to the Creditors an officers’ certificate and an opinion of counsel, each stating that such consolida- tion, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this § 6
(5) and that all conditions precedent herein provided for relating to such transaction have been complied with.

§ 7 (Außerordentliche Kündigung)	§ 7 (Events of Default)
(1) Kündigungsgründe. Unbeschadet der ge- setzlichen Kündigungsmöglichkeiten, kann jeder Gläubiger seinen Anteil am Darlehen aus wich-	(1) Events of Default. Notwithstanding any statu- tory termination rights, each Creditor may termi- nate and demand immediate repayment of its

tigem Grund kündigen und zur sofortigen Rück- zahlung fällig stellen. Ein wichtiger Grund liegt insbesondere in den folgenden Fällen vor:	share in the Loan for good cause (wichtiger Grund). Such good cause shall in particular be constituted by any of the following:
(a) Nichtzahlung. Die Darlehensnehmerin oder die Garantin zahlt (i) Kapital nicht bei Fällig- keit oder (ii) Zinsen nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeits- tag; oder	(a) Non-Payment. The Borrower or the Guaran- tor fails (i) to pay principal when due or (ii) interest within 30 days from the relevant due date; or
(b) Verletzung einer sonstigen Verpflichtung. Die Darlehensnehmerin oder die Garantin erfüllt irgendeine andere wesentliche Verpflichtung aus diesem Darlehensvertrag bzw. aus der Garantie nicht ordnungsgemäß und die Erfül- lung ist entweder nicht nachholbar oder wird nicht innerhalb von 60 Tagen nachdem die Darlehensnehmerin bzw. die Garantin eine schriftliche Benachrichtigung hierüber von Gläubigern, die gemeinsam mindestens 10% des Nennbetrags des Darlehens halten ent- sprechend § 13 erhalten hat, nachgeholt; oder

(b) Breach of other Obligation. The Borrower or the Guarantor fails to duly perform any other material obligation arising from the Loan and such failure is either not capable of remedy or is not remedied within 60 days after the Borrower or the Guarantor has received a notice thereof from Creditors of at least 10% in principal amount of the Loan in accor- dance with § 13; or

(c) Nichteinhaltung einer Zusicherung. Eine der Zusicherungen gemäß § 1 (2) war zum Zeit- punkt ihrer Abgabe nicht zutreffend; oder	(c) Breach of Representation. One of the repre- sentations under § 1 (2) was incorrect when made; or
(d) Drittverzugsklausel. Die Darlehensnehme- rin, die Garantin oder eine Inländische Toch- tergesellschaft ist bei einer Teilschuldver- schreibung, Anleihe, bei Schuldverschrei- bungen oder anderen Finanzverbindlichkei- ten der Darlehensnehmerin oder Relevanten Verbindlichkeiten der Garantin oder bei ei- ner Grundschuld oder einer sonstigen Im- mobilientransaktion oder einem Instrument, durch das laufende oder künftige Finanz- verbindlichkeiten der Darlehensnehmerin oder Relevanten Verbindlichkeiten der Ga- rantin (einschließlich des Darlehens) besi- chert oder verbrieft sind, im Verzug und die- ser Verzug stellt ein Zahlungsversäumnis in Bezug auf solche Verbindlichkeiten mit ei- nem Nennbetrag von mehr als USD
10.000.000 (oder den Gegenwert in anderen Währungen) dar, wenn diese bei Endfällig- keit und nach Ablauf einer anwendbaren Nachfrist fällig und zahlbar sind, oder führt dazu, dass diese Verbindlichkeiten vor dem Datum, zu dem sie ansonsten fällig und zahlbar gewesen wären, für fällig und zahl- bar erklärt werden, ohne dass innerhalb von 15 Tagen, nachdem eine schriftliche Mittei- lung an die Darlehensnehmerin durch die Inhaber von Schuldverschreibungen in ei- nem Nennbetrag in Höhe von mindestens 25% des ausstehenden Betrags unter dem Darlehen im Wege der Express- oder gleich-

(d) Cross-Default. The Borrower, the Guarantor or any Domestic Subsidiary defaults under any bond, debenture, note or other evidence of Financial Indebtedness, Relevant Indebt- edness or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evi- denced any of the Borrower’s current or fu- ture Financial Indebtedness (including the Loan), the Guarantor’s current or future Rel- evant Indebtedness, which default consti- tutes a failure to pay such indebtedness in a principal amount in excess of USD 10,000,000 (or the equivalent in other cur- rencies) when due and payable at final ma- turity after the expiration of any applicable grace period or shall have resulted in such indebtedness in a nominal amount in excess of USD 10,000,000 (or the equivalent in other currencies) becoming or being de- clared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such accelera- tion having been rescinded or annulled, within a period of 15 days after there shall have been given, by overnight mail or other same day or overnight delivery service which can provide evidence of delivery, to the Borrower by the Creditors of at least 25% in outstanding nominal amount of the

tägigen Postzustellung oder anderweitig durch einen Express- oder gleichtägigen Zustellungsdienst, bei dem ein Zustellungs- nachweis erbracht werden kann, ergangen ist, in der dieser Verzug dargelegt wird und die Erfüllung der Verbindlichkeiten oder die Aufhebung der vorzeitigen Fälligstellung verlangt wird und angegeben ist, dass es sich bei dieser Mitteilung um die Mitteilung eines Kündigungsgrunds im Rahmen des Darlehensvertrags handelt, diese Verbind- lichkeiten erfüllt werden oder die vorzeitige Fälligstellung aufgehoben wird; oder

Loan, a written notice specifying such de- fault and requiring the Borrower to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a notice of default under the Loan Agreement; or

(e) Zahlungseinstellung. Die Darlehensnehme- rin, die Garantin oder eine Inländische Toch- tergesellschaft stellt ihre Zahlungen ein, oder beginnt Verhandlungen mit ihren Gläu- bigern mit dem Ziel eines Moratoriums; oder
(e) Payment Moratorium. The Borrower, the Guarantor or any Domestic Subsidiary ceases its payments or enters into negotia- tions with its creditors aiming at a payment moratorium; or
(f) Insolvenz. Die Eröffnung eines Insolvenz- verfahrens über das Vermögen der Darle- hensnehmerin, der Garantin oder einer In- ländischen Tochtergesellschaft wird von der Darlehensnehmerin, der Garantin oder der betroffenen Inländischen Tochtergesell- schaft beantragt oder die Darlehensnehme- rin, die Garantin bzw. eine Inländische Tochtergesellschaft ist zahlungsunfähig oder überschuldet (es sei denn, die Zah- lungsunfähigkeit oder Überschuldung wird innerhalb von 30 Tagen beseitigt) oder ein Gericht hat Sicherungsmaßnahmen nach den anwendbaren Insolvenzregeln ange- ordnet; oder

(f) Insolvency. The institution of insolvency proceedings with respect to the assets of the Borrower, the Guarantor or a Domestic Subsidiary as a result of an application made by the Borrower, the Guarantor or the relevant Domestic Subsidiary or the Bor- rower, the Guarantor or a Domestic Subsid- iary is insolvent or overindebted (unless the insolvency or overindebtedness is remedied within a period of 30 days) or a court has ordered protective measures pursuant to applicable insolvency rules; or

(g) Einstellung der Geschäftstätigkeit. Die Dar- lehensnehmerin, die Garantin oder eine In- ländische Tochtergesellschaft stellt ihre Ge- schäftstätigkeit ganz oder überwiegend ein, veräußert alle oder wesentliche Teile ihrer Vermögenswerte oder gibt diese in anderer Weise ab und dieses führt zu einer Gefähr- dung der Rückzahlung des Darlehens, es sei denn, dies ist gesetzlich erforderlich und eine die Vermögenswerte aufnehmende Person übernimmt die Gewähr für die Erfüllung der Verpflichtungen der Darlehensnehmerin aus dem Darlehen bzw. der Garantin aus der Ga- rantie; oder

(g) Cessation of Business. The Borrower, the Guarantor or a Domestic Subsidiary ceases to carry on all of its business or material part thereof, sells or otherwise disposes of all or materially all of its assets and this results in the repayment of the Loan being threatened, except as may be required by law and in cir- cumstances where such person that ac- quires the relevant assets assumes full liabil- ity for the performance of the obligations of the Borrower under the Loan and the Guar- antor under the Guarantee; or

(h) Liquidation. Die Darlehensnehmerin, die Ga- rantin oder eine Inländische Tochtergesell- schaft tritt in Liquidation, es sei denn, dies geschieht im Zusammenhang mit einer Ver- schmelzung oder einer anderen Form des Zusammenschlusses mit einer anderen Ge- sellschaft oder im Zusammenhang mit einer Umwandlung und die andere oder neue Ge-

(h) Liquidation. The Borrower, the Guarantor or a Domestic Subsidiary enters into liquidation unless this occurs in connection with a merger or other form of combination with an- other company or in connection with a change in the legal form of the Borrower, the Guarantor or a Domestic Subsidiary and the other or new company assumes all obliga-

sellschaft übernimmt alle Verpflichtungen, die die Darlehensnehmerin im Zusammen- hang mit diesem Darlehen bzw. die Garantin im Zusammenhang mit der Garantie einge- gangen ist; oder	tions of the Borrower under the Loan or of the Guarantor under the Guarantee; or
(i) Unwirksamkeit der Garantie: Die Garantie ist oder wurde ganz oder teil-weise unwirksam oder undurchsetzbar.	(i) Invalidity of Guarantee: The Guarantee is or has become invalid or unenforceable in whole or in part.
(2) Form der Kündigung. Kündigungen müssen schriftlich erfolgen und sind der Darlehensneh- merin über die Zahlstelle zuzuleiten. In den Fäl- len § 7 (1) (a), (d) und (e) wird eine Kündigung erst dann wirksam, wenn die Zahlstelle von In- habern von mindestens 25% des ausstehenden Nennbetrags des Darlehens eine solche Kündi- gungsmitteilung erhalten hat.

(2) Form of Termination Notice. Any notice of termination must be made in writing and sent to the Borrower through the Paying Agent. In the events specified in § 7 (1) (a), (d) and (e), any notice of termination shall become effective only when the Paying Agent has received such no- tices from holders of at least 25% of the out- standing nominal amount of the Loan.

(3) Vorfälligkeitsentschädigung. Falls das Darle- hen aus einem der in Absatz (1) genannten Gründe ganz oder teilweise vorzeitig zurückge- zahlt wird, wird die Darlehensnehmerin den be- treffenden Gläubigern denjenigen Schaden er- setzen, der den betreffenden Gläubigern aus der vorzeitigen Rückzahlung entsteht.

(3) Prepayment Compensation. If the Loan is prepaid in whole or in part for any of the reasons referred to in subparagraph (1), the Borrower shall indemnify the relevant Creditors for the damage incurred by them as a result of such prepayment.

§ 8 (Zahlungen)	§ 8 (Payments)
(1) Zahlungen. Die Darlehensnehmerin wird sämtliche unter diesem Darlehensvertrag fälli- gen Beträge nicht später als 13:00 Uhr (Frank- furter Zeit) am jeweiligen Fälligkeitstag auf ei- nem Konto der Zahlstelle in gleichtägig verfüg- baren Mitteln anschaffen. Diese Mittel werden von der Zahlstelle nicht verzinst. Aus den derart zur Verfügung gestellten Mitteln wird die Zahl- stelle Kapital und Zinsen sowie etwa sonst fälli- ge Beträge an etwaige Zessionare zahlen, die in der jeweils letzten von der Zahlstelle vor der Zahlung erhaltenen Abtretungsanzeige angege- ben sind. Wenn die Mittel nach dem im ersten Satz bezeichneten Zeitpunkt eingehen und un- beschadet der Forderungen der Gläubiger, wird die Zahlstelle weiterhin vernünftige Anstrengun- gen zur Durchführung der Zahlung aufwenden, haftet aber nicht für irgendwelche Schäden ei- ner verspäteten Zahlung. Die Darlehensnehme- rin wird der Zahlstelle auf Nachfrage unverzüg- lich die Zahlungsreferenz sowie alle erforderli- chen Angaben zur Identifikation der Zahlung in den für die Überweisung genutzten Zahlungs- systemen bestätigen.

(1) Payments. The Borrower shall make avail- able all amounts due under this Loan Agree- ment in same-day funds in an account of the Paying Agent not later than 1:00 p.m. (Frankfurt time) on the date of the relevant payment. The Paying Agent shall not pay any interest on such funds. From the funds so provided, the Paying Agent shall pay principal, interest and any fur- ther payable amounts to the Creditors specified in the most recent assignment notification re- ceived by the Paying Agent prior to such pay- ment. If the funds are received by the Paying Agent after the time set out in the first sentence of this paragraph and without prejudice to the claims of the Creditors, the Paying Agent shall continue to effect any payment by employing reasonable efforts but shall not be liable for any damages that result from any late payments. Upon request the Borrower will confirm to the Paying Agent without undue delay the payment reference and all other information that is nec- essary to identify the payment in the payment systems that are used for the money transfer.

(2) Vorzeitige Zahlung an die Zahlstelle. Im Fal- le einer wesentlichen Verschlechterung der fi- nanziellen Situation der Darlehensnehmerin ist die Zahlstelle berechtigt, die Anschaffung der unter § 8 (1) fälligen Mittel am Geschäftstag vor

(2) Prior Day Funding. In the event of a material deterioration of the financial situation of the Bor- rower the Paying Agent may ask for funding as set out in § 8 (1) above on the Business Day prior to the relevant payment date of principal or dem jeweiligen Fälligkeitstag einer Zahlung von Kapital oder Zinsen zu verlangen. Die Zahlstelle wird der Darlehensnehmerin eine solche Vorver- legung der Fälligkeit gemäß § 13 und mit einer Frist von 15 Geschäftstagen mitteilen.
interest under the Loan. The Paying Agent will notify the Borrower of such earlier funding date in accordance with § 13 and with a notice period of 15 Business Days.
(3) Vorschuss von Mitteln. Sofern die erforderli- chen Mittel nicht rechtzeitig bei der Zahlstelle eingehen, ist die Zahlstelle im Auftrag der Dar- lehensnehmerin berechtigt, aber nicht verpflich- tet, die Mittel vorzulegen und für eine solche Vorlage Zinsen zu einem Satz, der dem Euro- pean OverNight Index Average („EONIA“) zu- züglich 0,50% per annum entspricht, zu verlan- gen.

(3) Advance of Funds. If the necessary funds are not received by the Paying Agent in due time, the Paying Agent shall be entitled but not obliged to advance the necessary funds on be- half of the Borrower and, for such an advance, to charge interest at the rate of the European OverNight Index Average (“EONIA“) plus 0.50% per annum.

(4) Erfüllung. Ungeachtet der Tatsache, dass al- le Zahlungen auf das Darlehen ausschließlich über die Zahlstelle erfolgen, befreit, wenn und soweit der Darlehensnehmerin die Abtretung an einen Zessionar mindestens 10 Geschäftstage vor dem betreffenden Zahlungstermin angezeigt wird, erst die Zahlung der fälligen Beträge an diesen Zessionar oder eine von ihm bezeichne- te Bank oder andere Institution die Darlehens- nehmerin von ihren jeweiligen Zahlungsver- pflichtungen.

(4) Discharge of Obligations. Notwithstanding that all payments under the Loan shall be ef- fected exclusively through the Paying Agent, only the payment to the relevant assignee or to a bank or other institution designated by such assignee shall release the Borrower from its re- spective obligations, if and to the extent that the Borrower has received notification of the as- signment to such assignor at least 10 Business Days before the relevant payment date.

(5) Anrechnung. Zahlungen auf das Darlehen werden in der in § 367 (1) BGB vorgesehenen Reihenfolge auf die fälligen Beträge angerech- net (zunächst auf die Kosten, dann auf Zinsen und zuletzt auf das Kapital). Sollten die Zahlun- gen nicht ausreichen, um einen bestimmten fäl- ligen Betrag vollständig zu tilgen, werden die Zahlungen pro rata auf die Gläubiger verteilt.

(5) Application of Payments. Payments on the Loan shall be applied in the sequence provided for in § 367 (1) of the German Civil Code to the payable amounts (first to the costs, then to in- terest and finally to the principal). If the pay- ments are not sufficient to fully discharge any relevant due amount the payments shall be dis- tributed among the Creditors on a pro rata ba- sis.

§ 9 (Gegenforderungen)	§ 9 (Counterclaims)
Die Darlehensnehmerin bzw. die Garantin kann gegenüber Forderungen eines Gläubigers nur aufrechnen, wenn die Forderungen gegen den betreffenden Gläubiger unbestritten oder rechtskräftig festgestellt sind. Solange und so- weit das Darlehen (i) an ein Versicherungsun- ternehmen abgetreten wird und zum Siche- rungsvermögen im Sinne von § 125 Versiche- rungsaufsichtsgesetz gehört oder (ii) an eine Bank abgetreten wird und zu einer aufgrund in- ländischer gesetzlicher Vorschriften gebildeten Deckungsmasse einer Bank gehört oder (iii) an ein deutsches Versorgungswerk abgetreten wird, verzichtet die Darlehensnehmerin bzw. die Garantin im Hinblick auf Forderungen im Zu- sammenhang mit diesem Darlehen, auch im Falle der Insolvenz, auf jede Aufrechnung sowie die Ausübung von Pfandrechten, Zurückbehal-

The Borrower and the Guarantor shall only be entitled to set off claims of any Creditor where the claims against such Creditor are unchal- lenged or have been recognized by a final judgement. To the extent that the Loan is as- signed to (i) an insurance company and belongs to the committed assets (Sicherungsvermögen) in accordance with § 125of the German Insur- ance Supervisory Act (Versicherungsauf- sichtsgesetz) or (ii) to a bank and belongs to the committed assets of a bank under any domestic covered bond legislation or (iii) to a German pro- fessional pension fund (Versorgungswerk), the Borrower and the Guarantor waive any right of set-off against the claims under this Loan; also in the event of any insolvency, as well as the exercise of any pledge, right of retention or other rights which could adversely affect the

tungsrechten und sonstigen Rechten, durch welche die Forderungen der Gläubiger aus dem Darlehen oder der Garantie beeinträchtigt wer- den können.	claims of the Creditors under the Loan or the Guarantee.
§ 10 (Abtretungen, Zahlstellendienst)	§ 10 (Assignments, Duties of the Paying Agent)
(1) Abtretung. Jeder Gläubiger ist berechtigt, seine Forderungen aus diesem Darlehen insge- samt oder in Teilbeträgen abzutreten. Die Abtre- tung kann nur in Teilbeträgen von EUR
1.000.000 oder (falls höher) einem ganzzahligen Vielfachen von EUR 500.000 erfolgen.

(1) Assignment. Each Creditor may assign in full or in part its claims under this Loan. Partial As- signments can only be made in amounts of EUR 1,000,000 or (if in higher amounts) an integral multiple of EUR 500,000.

(2) Form und Anzeige der Abtretung. Jede Ab- tretung bedarf der Schriftform und hat in Form und Inhalt dem diesem Vertrag als Anhang 2 beigefügten Muster einer Abtretungserklärung zu entsprechen. Den Zessionaren stehen, so- fern in diesem Vertrag nicht anders bestimmt, die gleichen Rechte, Gestaltungsrechte und An- sprüche zu, die sich für den Zedenten aus die- sem Darlehensvertrag ergeben, einschließlich etwaiger Kündigungsrechte. Die Anzeige der Abtretung gegenüber der Darlehensnehmerin im Sinne von § 409 BGB erfolgt durch Übermittlung der unterzeichneten Abtretungsvereinbarung an die von der Darlehensnehmerin bestellte Zahl- stelle. Die unter diesem § 10 (2) genannten Vo- raussetzungen für eine Abtretung gelten nicht, wenn die Abtretung an eine Notenbank des Eu- rosystems zu Zwecken der Besicherung erfolgt. In solch einem Fall unterliegt die Wirksamkeit der Abtretung zu Sicherungszwecken ausdrück- lich keinen formalen Anforderungen und keiner Anzeigepflicht. Die Zahlstelle verpflichtet sich, die Darlehensnehmerin und die Garantin über eine Abtretung (eines Teils) des Darlehens spä- testens 10 Geschäftstage, nachdem der Zahl- stelle eine solche Abtretung nach § 10 des Dar- lehens angezeigt wurde, zu informieren und un- verzüglich auf Anfrage der Darlehensnehmerin oder der Garantin eine Liste mit den jeweiligen Gläubigern des Darlehens, den Adressen sowie den diesen zustehenden Anteilen am Darlehen zu übersenden.

(2) Form and Notification of Assignment. Any assignment must be made in writing and, as to form and content, should be in accordance with the form of the assignment agreement attached hereto as Annex 2. Unless stated otherwise herein, the Assignees shall have the same rights, rights to alter a legal relationship and ti- tles under this Loan Agreement as the assignor, including any early termination rights. The notifi- cation of the assignment to the Borrower under
§ 409 of the German Civil Code (BGB) shall be made by submitting the executed assignment agreement to the Paying Agent appointed by the Borrower. The requirements for an assignment referred to in this § 10 (2) shall not apply where the assignment is made for collateral purposes to a central bank within the Eurosystem. In such case, the validity of the assignment for collateral purposes is expressly not subject to any formal requirements and notification duty. The Paying Agent hereby undertakes to notify the Borrower and the Guarantor of an assignment of (a part of) the Loan no later than 10 Business Days af- ter becoming aware of such assignment pursu- ant to § 10 of the Loan Agreement and submit immediately upon request by the Borrower or the Guarantor a list of the current Creditors of the Loan, their addresses as well as their par- ticipation amounts in respect of the Loan.

(3) Keine Übertragung von Rechten. Die Darle- hensnehmerin ist nicht berechtigt, Rechte aus diesem Vertrag auf Dritte zu übertragen.	(3) No Transfer of Rights. The Borrower shall not be entitled to transfer to third parties any rights under this Agreement.
(4) Zahlstellendienst. Die Bank übernimmt als Beauftragte der Darlehensnehmerin und der Garantin den Zahlstellendienst (die „Zahlstel- le“). Die Zahlstelle handelt ausschließlich als Er- füllungsgehilfin der Darlehensnehmerin und der Garantin und übernimmt keinerlei Verpflichtun- gen gegenüber den Gläubigern und es wird kein

(4) Duties of the Paying Agent. The Bank shall act as paying agent for the Borrower and the Guarantor (the “Paying Agent“). The Paying Agent solely acts as the agent of the Borrower and the Guarantor and does not assume any obligations towards or relationship of agency or trust for any holder. The Paying Agent shall pay

Auftrags- oder Treuhandverhältnis zwischen ihr und den Gläubigern begründet. Die Zahlstelle wird die von der Darlehensnehmerin bzw. der Garantin erbrachten Zahlungen an Kapital und Zinsen an die ihr bis spätestens 10 Geschäfts- tage vor dem Zahlungstermin bekannt gemach- ten Zessionare weiterleiten. Weiterhin wird die Zahlstelle etwaige Mitteilungen der Darlehens- nehmerin bzw. der Garantin oder der Gläubiger an die jeweils andere Partei entsprechend § 13 weiterleiten.

to the assignees notified to it at least 10 Busi- ness Days prior to the payment date any pay- ments of principal and interest made to it by the Borrower or the Guarantor. The Paying Agent shall also forward any communications sent by the Borrower, the Guarantor or the Creditors to the relevant other party as set out in § 13.

(5) Sorgfaltsstandard. Die Zahlstelle haftet bei der Ausführung ihrer Aufgaben für die Sorgfalt eines ordentlichen Kaufmanns. Die Zahlstelle übernimmt keine Gewähr für die an die Darle- hensnehmerin oder die Gläubiger weitergeleite- ten Informationen oder Mitteilungen oder die rechtzeitige Geltendmachung jeglicher Rechte der Darlehensnehmerin oder der Gläubiger. In Bezug auf jegliche Haftung für eine Vertragsver- letzung, einschließlich etwaiger Schadensmin- derungspflichten, finden die deutschen gesetzli- chen Bestimmungen Anwendung.

(5) Standard of Care. The Paying Agent shall be responsible for the due care of a proper mer- chant for the performance of its duties. The Pay- ing Agent assumes no responsibility for any in- formation or communication it has passed on to the Borrower or the Creditors or for the timely exercise of any rights of the Borrower or the Creditors. For any liability for breach of contract the provisions of German statutory law shall ap- ply, including any duties to mitigate damages.

(6) Haftungsfreistellung. Die Darlehensnehmerin bzw. die Garantin verpflichtet sich, die Zahlstelle von sämtlichen Schäden (einschließlich aller angemessen entstandener Kosten für Rechts- berater sowie zu entrichtender Umsatzsteuer) freizustellen, die im Zusammenhang mit diesem Vertrag entstehen und welche nicht auf einer vorsätzlichen oder grob fahrlässigen Pflichtver- letzung der Zahlstelle beruhen. Die Freistel- lungsverpflichtung überdauert die Laufzeit oder Beendigung dieses Vertrages und bleibt unge- achtet der Rückzahlung des Darlehens wirksam.

(6) Indemnity. The Borrower and the Guarantor shall indemnify the Paying Agent against any damages (including all adequate legal fees and any value-added tax) arising in connection with this Agreement, unless to the extent such dam- ages arise from the wilful default or gross negli- gence of the Paying Agent. The obligation to in- demnify will survive the term and termination of this Loan Agreement or the repayment of the Loan.

(7) Kündigung. Die Darlehensnehmerin kann die Bestellung der Zahlstelle jederzeit mit einer Frist von 30 Tagen schriftlich kündigen. Die Zahlstel- le kann ihre Bestellung als Zahlstelle gegenüber der Darlehensnehmerin jederzeit mit einer Frist von 45 Tagen schriftlich kündigen.

(7) Termination. The Borrower may terminate the appointment of the Paying Agent at any time by giving 30 days’ written notice. The Paying Agent may resign from its appointment as pay- ing agent at any time by giving 45 days’ written notice to the Borrower.

(8) Nachfolgestelle. Ein Rücktritt wird erst mit der Bestellung einer anderen internationalen Bank mit guter Reputation als Nachfolger in der jeweiligen Funktion (die „Nachfolgestelle“) durch die Darlehensnehmerin wirksam. Falls ei- ne solche Ernennung nicht innerhalb von 30 Tagen nach der Rücktrittsmitteilung der Zahl- stelle gegenüber der Darlehensnehmerin ge- mäß § 10 (7) 2. Satz erfolgt, ist die Zahlstelle berechtigt, eine Nachfolgestelle im Auftrag und auf Kosten der Darlehensnehmerin zu ernen- nen.

(8) Successor Agent. Any resignation shall be effective upon the appointment by the Borrower of another bank of good reputation as successor in the relevant functions (the "Successor Agent"). If such appointment has not been made within 30 days following the Paying Agent’s notice of resignation given to the Bor-
rower pursuant to § 10 (7) 2nd sentence, the Paying Agent shall be entitled to appoint such
Successor Agent on behalf and at the expense of the Borrower.

§ 11 (Stempelsteuern, Kosten)	§ 11 (Stamp Duties, Expenses)
Die Darlehensnehmerin trägt sämtliche Stem- pelsteuern und Dokumentensteuern, welche im Zusammenhang mit der Ausfertigung oder Un- terzeichnung des Darlehensvertrags bzw. der Garantie oder der Ausführung von Zahlungen zahlbar werden. Im Fall einer von der Darle- hensnehmerin veranlassten Änderung des Ver- trags oder einer Stundung oder eines Verzichts eines Gläubigers übernimmt die Darlehensneh- merin alle dadurch in angemessener Weise ent- standenen Kosten.

The Borrower shall bear all stamp duties or document taxes that arise as a result of the execution or delivery of the Loan Agreement or the Guarantee or the execution of any pay- ments. The Borrower shall bear all costs that arise reasonably as a result of a change of the terms of the Loan Agreement requested by the Borrower or a waiver or consent to deferral of any Creditor.

§ 12 (Informationspflichten)	§ 12 (Information Covenant)
(1) Übersendung von Dokumenten. Die Darle- hensnehmerin wird die Gläubiger während der Laufzeit des Darlehens über ihre finanzielle Si- tuation und die Entwicklung ihres Geschäfts in- formieren. Dieses erfolgt durch die Übersen- dung des jeweils aktuellen Jahresabschlusses und, falls vorhanden, von unabhängigen Wirt- schaftsprüfern geprüften und testierten Kon- zernabschlusses der Darlehensnehmerin und der Garantin sowie etwaiger veröffentlichter Zwischenberichte. Die Übersendung dieser Do- kumente an die Gläubiger erfolgt innerhalb von
30 Tagen nach der Veröffentlichung bzw. 60 Tage nach Fertigstellung des betreffenden Ab- schlusses oder Berichts, spätestens jedoch 6 Monate nach dem Ende des betreffenden Ge- schäftsjahres der Darlehensnehmerin elektro- nisch oder in ausreichender Anzahl über die Zahlstelle. Eine Übersendung ist nicht erforder- lich, wenn die genannten Dokumente frei auf ei- ner den Gläubigern bekannten Internetseite ver- fügbar sind.

(1) Submission of Documents. During the term of the Loan, the Borrower shall inform the Credi- tors about its financial situation and the devel- opment of its business. Such information shall be effected by submission of the most recent annual accounts and, if available, audited by in- dependent auditors, consolidated accounts of the Borrower and the Guarantor and any pub- lished interim reports. Such documents shall be submitted to the Creditors through the Paying Agent electronically or in sufficient quantities no later than 30 days after the publication or 60 days after the completion of the relevant ac- count or report, but in any event no later than 6 months after the relevant financial year of the Borrower. To the extent such accounts and re- ports are freely available on an internet website of which the Creditors are aware any physical submission is not necessary.

(2) Informationspflicht. Die Darlehensnehmerin wird die Gläubiger über die Zahlstelle unverzüg- lich und unaufgefordert informieren, falls ein Er- eignis eingetreten ist oder einzutreten droht das die Gläubiger sofort, nach Ablauf einer Frist oder Abgabe einer Mahnung zu einer Kündi- gung dieses Darlehensvertrages berechtigen würde. Eine Information erfolgt auch über alle Umstände, die wesentliche nachteilige Auswir- kungen auf die Fähigkeit der Darlehensnehme- rin bzw. der Garantin, ihren Verpflichtungen un- ter diesem Vertrag bzw. unter der Garantie nachzukommen, haben könnten. Weiter wird die Darlehensnehmerin und die Garantin auf jeder- zeit mögliches, begründetes Verlangen eines Gläubigers im Rahmen des gesetzlich Zulässi- gen über ihre wirtschaftliche Lage und den Jah- resabschluss Auskunft erteilen.

(2) Information Duty. The Borrower shall promptly and without any further request inform the Creditors through the Paying Agent of any event that has occurred or is imminent that would entitle the Creditors to terminate the Loan Agreement immediately, upon the expiration of a grace period or following a reminder. Informa- tion shall also be made about all circumstances that may have a material adverse effect on the ability of the Borrower or the Guarantor to meet its obligations under this Loan Agreement or the Guarantee. Furthermore, the Borrower and the Guarantor shall, to the extent legally permissi- ble, provide at any time information about its economic situation and annual accounts upon any Creditor’s reasonable request.

(3) Vertraulichkeit. Die Bank, die Gläubiger und die Zahlstelle werden sämtliche Maßnahmen ergreifen, damit die ihnen übermittelten Informa- tionen nicht irgendwelchen Dritten außerhalb ih- rer eigenen Organisation (mit Ausnahme ihrer Berater, die zur Verschwiegenheit verpflichtet sind) zur Kenntnis gelangen können. Ungeach- tet dessen ist jeder Gläubiger befugt, Informati- onen aus und im Zusammenhang mit diesem Vertrag offenzulegen (i) an Personen, an (oder durch) die der Gläubiger seine Rechte und/oder Pflichten aus diesem Vertrag (teilweise) abtritt, überträgt oder dies erwägt (sowie deren Bera- ter, die zur Verschwiegenheit verpflichtet sind) und (ii) aufgrund einer Aufforderung eines zu- ständigen Gerichtes, einer staatlichen, Steuer-, Bankaufsichts- oder anderen Behörde oder ähn- lichen Institution oder aufgrund anderer an- wendbarer Regelungen weitergegeben werden muss/soll.

(3) Confidentiality. The Bank, the Creditors and the Paying Agent shall undertake all measures in order that the information provided to them will not be made available to any third parties outside of the own organisation (except for their advisors who are bound to confidentiality). Not- withstanding the aforesaid, each Creditor is enti- tled to disclose information from and in connec- tion with this agreement to (i) persons to which (or through whom) the Creditor assigns or trans- fers by way of assumption of contract its rights and claims (also partially) under the agreement or envisages to do so (as well as their advisors who are bound to confidentiality) and (ii) whom information is required or requested to be dis- closed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or pursuant to any applicable law or regulation

§ 13 (Mitteilungen)	§ 13 (Notices)
Vorbehaltlich schriftlich oder elektronisch mitge- teilter Änderungen gilt Folgendes für Mitteilun- gen unter diesem Vertrag:	Subject to any changes notified in writing or electronically the following shall apply to any communications under this Loan Agreement:
(a) Alle Mitteilungen von Gläubigern zur Weiter- leitung an die Darlehensnehmerin oder Ga- rantin (einschließlich Anzeige von Abtretun- gen oder Kündigungen) und alle Mitteilun- gen der Darlehensnehmerin oder Garantin für die Gläubiger:
(a) All notices of Creditors to be passed on to the Borrower or Guarantor (including notifi- cations of assignment or termination) and all communications of the Borrower or Guaran- tor for Creditors:
Deutsche Bank Aktiengesellschaft GBS FISOS Frankfurt Issuance and Treasury Support Große Gallusstraße 10-14 60272 Frankfurt am Main Tel.:+49 69 910 31441 Fax:+49 69 910 41325 Email:GTO-FFT.SDO@db.com	Deutsche Bank Aktiengesellschaft GBS FISOS Frankfurt Issuance and Treasury Support Große Gallusstrasse 10-14 60272 Frankfurt am Main Tel.:+49 69 910 31441 Fax:+49 69 910 41325 Email:GTO-FFT.SDO@db.com
(b) Kontaktangaben der Darlehensnehmerin für die Weiterleitung von Mitteilungen:	(b) Contact details of the Borrower for for- warded notices:
Sonoco Deutschland Holdings Industriestrasse 6-9 D-77743 Neuried Tel.:+49 171 5310367 Email:michel.jotz@sonoco.com Attn.:Michel Jotz	Sonoco Deutschland Holdings Industriestrasse 6-9 D-77743 Neuried Tel.:+49 171 5310367 Email:michel.jotz@sonoco.com Attn.:Michel Jotz
(c) Kontaktangaben der Garantin für die Weiter- leitung von Mitteilungen:	(c) Contact details of the Guarantor for for- warded notices:
Sonoco Products Company Treasurer Mail Stop B01	Sonoco Products Company Treasurer Mail Stop B01

1 North Second Street Hartsville SC 29550 Tel.:+1 843 383 7000 Fax:+1 843 383 7066	1 North Second Street Hartsville SC 29550 Tel.:+1 843 383 7000 Fax:+1 843 383 7066
(d) Kommunikationen zwischen Darlehensneh- merin und der Zahlstelle bezüglich der Aus- führung von Zahlungen:	(d) Notices of the Borrower and the Paying Agent relating to the execution of payments:
Deutsche Bank Aktiengesellschaft Trust & Securities Services (TSS) Taunusanlage 12 60325 Frankfurt am Main Deutschland Tel: +49 69 910 30817 Fax: +49 69 910 38672	Deutsche Bank Aktiengesellschaft Trust & Securities Services (TSS) Taunusanlage 12 60325 Frankfurt am Main Germany Tel: +49 69 910 30817 Fax: +49 69 910 38672
§ 14 (Schlussbestimmungen)	§ 14 (Final Provisions)
(1) Anwendbares Recht. Form und Inhalt dieses Vertrages sowie der Garantie sowie die sich da- raus ergebenden Rechte und Pflichten bestim- men sich in jeder Hinsicht nach deutschem Recht.	(1) Governing Law. This Agreement and the Guarantee, both as to form and content, and the rights and duties arising therefrom shall in all re- spects be governed by German law.
(2) Gerichtsstand und Erfüllungsort. Gerichts- stand für alle Rechtsstreitigkeiten aus den in diesem Vertrag sowie in der Garantie geregel- ten Angelegenheiten ist Frankfurt am Main. Die Gläubiger können ihre Ansprüche jedoch auch vor Gerichten in jedem anderen Land, in dem Vermögen der Darlehensnehmerin oder der Ga- rantin belegen ist, geltend machen. Erfüllungsort ist Frankfurt am Main.

(2) Place of Jurisdiction and Place of Perform- ance. The place of jurisdiction for all proceed- ings arising from matters provided for in this Agreement and the Guarantee shall be Frankfurt am Main. The Creditors may, however, also pur- sue their claims before courts in any other coun- try in which assets of the Borrower or the Guar- antor are located. The place of performance shall be Frankfurt am Main.

(3) Schriftform. Jede Änderung dieses Vertrages oder der Garantie (einschließlich der Änderung dieser Schriftformklausel) bedarf der Schrift- form.	(3) Written Form. Any amendment of this Agreement or the Guarantee (including any amendment of this clause) shall be valid only if made in writing.
(4) Salvatorische Klausel. Sollten irgendwelche Bestimmungen dieses Vertrages oder der Ga- rantie ganz oder teilweise rechtsunwirksam sein oder werden, so bleiben die anderen Bestim- mungen dieses Vertrages oder der Garantie in Kraft. Unwirksame Bestimmungen sind dem Sinn und Zweck dieses Vertrages oder der Ga- rantie entsprechend durch wirksame Bestim- mungen zu ersetzen, die in ihrer wirtschaftlichen Auswirkung denjenigen der unwirksamen Be- stimmungen so nahe kommen, wie rechtlich möglich. Entsprechendes gilt für ergänzungsbe- dürftige Lücken.

(4) Partial Invalidity. Should any of the provi- sions of this Agreement or the Guarantee be or become invalid, in whole or in part, the other provisions of this Agreement or the Guarantee shall remain in force. Invalid provisions shall, according to the intent and purpose of this Agreement or the Guarantee, be replaced by such valid provisions the economic effect of which is as close as legally possible to that of the invalid provisions. The same applies to any gaps for which supplemental clauses would be required.

(5) Ausfertigung. Dieser Vertrag wird in zwei Ausfertigungen unterzeichnet. Die Garantie wird im Original unterzeichnet und der Bank ausge- händigt. Jede Ausfertigung gilt als ein Original. Zum Nachweis der Forderung bedarf es nicht

(5) Counterparts. This Agreement shall be signed in two counterparts. The original of the Guarantee shall be signed and handed over to the Bank. Each counterpart shall be considered an original. In order to furnish proof of the claim

der Vorlage des Vertrages. Die diesem Vertrag beigefügten Anhänge gelten als Bestandteil die- ses Vertrages.	the presentation of the Agreement is not re- quired. The Annexes to this Agreement shall be deemed to form part of this Agreement.
(6) Verbindliche Sprache. Die Fassung in deut- scher Sprache ist verbindlich und der englische Text ist eine unverbindliche Übersetzung.	(6) Binding Language. The German language version is binding and the English language text is a non-binding translation.
§ 15 (Erklärung gemäß dem Geldwäschegesetz)	§ 15 (Statement according to the German Anti- Money-Laundering Act)
Die Darlehensnehmerin versichert den Gläubi- gern, dass sie die mit diesem Darlehen gewähr- ten Mittel ausschließlich für ihre eigene Rech- nung aufnimmt und nicht für eine andere Person als wirtschaftlich Berechtigter im Sinne des Geldwäschegesetzes.

The Borrower confirms to the Creditors that it will borrow the funds granted under this Loan exclusively for its own respective accounts and not for another person as beneficial owner within the meaning of the German Anti-Money- Laundering Act (Geldwäschegesetz).

Nordhorn, Hartsville und Frankfurt am Main, 23. Mai 2016	Nordhorn, Hartsville and Frankfurt am Main, 23 May 2016

SONOCO DEUTSCHLAND HOLDINGS GMBH
(als Darlehensnehmerin)
(as Borrower)

SONOCO PRODUCTS COMPANY
(als Garantin)
(as Guarantor)

DEUTSCHE BANK AKTIENGESELLSCHAFT
(als Gläubiger und Zahlstelle)
(as Creditor and Paying Agent)

Anhang 1 / Annex 1
Auszahlungsvoraussetzungen / Conditions Precedent

1.	Kopie eines Beschlusses des Vorstandes und (wenn erforderlich) des Aufsichtsrates der Darle- hensnehmerin und der Garantin über die Ausfertigung des Darlehensvertrages bzw. der Garan- tie.
Copy of a resolution of the board of directors and (if required) the supervisory board of the Bor- rower and the Guarantor authorizing the execution of the Loan Agreement and the Guarantee.

2.	Kopie der Satzung der Darlehensnehmerin und der Garantin.
Copy of articles of association of the Borrower and the Guarantor.

3.	Kopie eines aktuellen Auszuges aus dem Handelsregister die Darlehensnehmerin betreffend und eines vergleichbaren Dokumentes/Nachweises die Garantin betreffend.
Copy of a current extract from the commercial register relating to the Borrower and of a compa- rable document or evidence relating to the Guarantor.

4.
Eine Aufstellung mit Namen, Funktionen und Unterschriftsproben aller Personen, die befugt sind, für die Darlehensnehmerin und die Garantin im Zusammenhang mit dem Darlehen bzw. der Ga- rantie zu handeln.

A list with respect to the Borrower setting forth names, functions and specimen signatures of all persons authorized to act for the Borrower and the Guarantor in relation to the Loan and the Guarantee.

5.	Der von der Darlehensnehmerin rechtswirksam unterzeichnete Darlehensvertrag.
The Loan Agreement duly signed by the Borrower.

6.	Die von der Garantin rechtswirksam unterzeichnete Garantie.
The Guarantee duly signed by the Guarantor.

7.
Vorlage des letzten Jahresabschlusses der Darlehensnehmerin und des letzten von unabhängi- gen Wirtschaftsprüfern geprüften (Konzern-) abschlusses der Garantin und aller seitdem verfüg- baren Zwischenberichte.

Submission of the most recent financial statements of the Borrower and of the most recent au- dited (consolidated) financial statements of the Guarantor and any available interim financial statements since then.

8.	Ein die Bank zufriedenstellendes Rechtsgutachten bezüglich deutschen Rechts und bezüglich des Rechts des Staates South Carolina.
A legal opinion satisfactory to the Bank as to German law and as to the laws of the State of South Carolina.

Anhang 2 / Annex 2 Muster der Abtretungsvereinbarung / Form of the Assignment Agreement

Abtretungsvereinbarung zwischen [] („Zedent“) und [] („Zessionar“)	Assignment Agreement between [] (“Assignor”) and [] (“Assignee”)
§ 1 (Abtretung)	§ 1 (Assignment)
(1) Abtretung. Der Zedent tritt hiermit dem Zes- sionar seine Darlehensforderung gegenüber Sonoco Deutschland Holdings GmbH (die „Dar- lehensnehmerin“) gemäß dem in Kopie beige- fügten Darlehensvertrag vom 25. Mai 2016 über ein EUR 150.000.000 Darlehen (der „Darle- hensvertrag“) einschließlich Zinsen und aller Nebenrechte sowie der Rechte aus der Garantie im Nennbetrag von

(1) Assignment. The Assignor hereby assigns to the Assignee its (partial) claim against Sonoco Deutschland Holdings GmbH (the “Borrower”) pursuant to the Loan Agreement dated 25 May 2016 relating to the EUR 150,000,000 loan (the “Loan Agreement”) a copy of which is attached, together with interest and all rights an- cillary thereto, including those under the Guar- antee, in the nominal amount of

EUR [•].000.000 (in Worten: Euro [•] Millionen) mit Wirkung vom [•] 20[•], ab.	EUR [•],000,000 (in words: Euro [•] million) with effect from [•] 20[•].
(2) Annahme der Abtretung. Der Zessionar nimmt diese Abtretung hiermit an.	(2) Agreement to the Assignment. The Assignee hereby agrees to such assignment.
§ 2 (Anzeige)	§ 2 (Notification)
(1) Anzeige der Abtretung. Der Zedent wird die- se Abtretung der Deutschen Bank Aktiengesell-
schaft, GBS FISOS, Frankfurt Issuance & Trea- sury Support, Fax: +49 69 910 41325 1 (die
„Zahlstelle“), unter Angabe des Namens und der Anschrift des Zessionars sowie des Datums, von dem ab diesem die Zinsen zustehen, unver- züglich unter Beifügung einer unterzeichneten Ausfertigung dieser Abtretungsvereinbarung an- zeigen.

(1) Notification of Assignment. The Assignor shall immediately notify this assignment in writ- ing to Deutsche Bank Aktiengesellschaft (the “Paying Agent”), GBS FISOS, Frankfurt Issu-
ance & Treasury Support, Fax: +49 69-910 41325,2 indicating the name and address of the Assignee as well as the date from which the As-
signee shall be entitled to interest together with an executed version of this assignment agree- ment.

(2) Voraussetzungen für eine wirksame Abtre- tung. Der Zessionar nimmt zur Kenntnis, dass eine weitere Abtretung der ihm hiermit ab- getretenen Darlehensforderungen den Be- schränkungen des § 10 des Darlehensvertrags unterliegt und zu ihrer Wirksamkeit der Zahlstel- le unverzüglich in gleicher Weise anzuzeigen ist.

(2) Requirements for valid assignment. The As- signee acknowledges that any further assign- ment of the claims assigned herewith shall be subject to the limitation and formalities of § 10 of the Loan Agreement and in order to be effective needs to be notified to the Paying Agent in the same manner as this assignment.

(3) Schuldbefreiende Leistung. Der Zessionar nimmt weiter zur Kenntnis, dass eine Leistung an den letzten der Zahlstelle vor der Leistung	(3) Discharge of obligations. The Assignee fur- ther acknowledges that any payments made to the most recent Assignor duly notified to the
1 Im Falle der Änderung der Zahlstelle anzupassen.
2 To be adopted in case of a change of the Paying Agent.

ordnungsgemäß gemäß § 10 des Darlehensver- trags angezeigten Zedenten die Darlehens- nehmerin von der betreffenden Verbindlichkeit aus dem Darlehen befreit.	Paying Agent in accordance with § 10 of the Loan Agreement shall fully discharge the Bor- rower from its obligations under the Loan Agreement.
§ 3 (Schlussbestimmungen)	§ 3 (Final Provisions)
(1) Anwendbares Recht. Diese Vereinbarung bestimmt sich in jeder Hinsicht nach dem deut- schen Recht.	(1) Governing Law. This agreement shall in all respects be governed by German law.
(2) Ausfertigungen. Diese Vereinbarung wurde in drei Ausfertigungen unterzeichnet. Je eine Ausfertigung wird an die Zahlstelle, an den Ze- denten und an den Zessionar ausgehändigt. Je- de der Ausfertigungen gilt als Original.

(2) Counterparts. This agreement will be made in three original copies. One copy each will be retained by the Assignor and Assignee, respec- tively and one copy will be sent to the Paying Agent. Each copy shall be considered an origi- nal.

[Ort, Datum]	[Place, Date]
(Zedent)	(Assignor)
(Zessionar)	(Assignee)

Anhang 3 / Annex 3

Muster der Garantie / Form of the Guarantee

Deutsche Bank Aktiengesellschaft
-GBS FISOS
Frankfurt Issuance and Treasury Support
Große Gallusstraße 10-14
60272 Frankfurt am Main

GARANTIE
GUARANTEE

auf erstes Anfordern
on first demand

der
of the

SONOCO PRODUCTS COMPANY
1 North Second Stree Hartsville, South Carolina, 29550
USA
(die „Garantin“)
(the “Guarantor”)

zugunsten gegenwärtiger und künftiger Gläubiger unter dem Darlehen for the benefit of the present and future Creditors under the Loan im Nennbetrag von EUR 150.000.000
in the nominal amount of EUR 150,000,000

ausgezahlt an disbursed to

SONOCO DEUTSCHLAND HOLDINGS GMBH
Fennastr. 94
48529 Nordhorn Deutschland / Germany
(die „Darlehensnehmerin“)
(the “Borrower”)

Nur die deutsche Fassung ist verbindlich; bei de englischen Text handelt sich um eine unverbindlic Übersetzung.	The German version is binding and the English text is a non-binding translation.
§ 1 (Garantie, Definitionen)	§ 1 (Guarantee, Definitions)
(1) Die Darlehensnehmerin hat am 25. Mai 2016 einen Darlehensvertrag über EUR 150.000.000 mit einer Verzinsung von 1,00% per annum (der „Darlehensvertrag“ bzw. das „Darlehen“) ab- geschlossen.	(1) The Borrower has on the date of 25 May 2016 entered into a loan agreement for the amount of EUR 150,000,000 bearing interest at the rate of 1.00 per cent. per annum (the “Loan Agreement“).
(2) Die Garantin garantiert den Gläubigern des Darlehens hiermit unbedingt und unwiderruflich die ordnungsgemäße Zahlung aller aufgrund des Darlehens zu zahlenden Beträge und an dem Zahlungsort, die/der in dem Darlehensver- trag festgelegt ist, frei von jeglichen Abzügen oder Einbehalten. Die Garantie erstreckt sich auch auf Ausgleichszahlungen nach § 5 (1) des Darlehensvertrags für den Fall der Erhebung ei- ner Quellensteuer in Deutschland und schließt bei entsprechender Anwendung der Vorschriften des § 5 (1) des Darlehensvertrags eine Ver- pflichtung zur Vornahme von Ausgleichszahlun- gen betreffend Zahlungen unter dieser Garantie ein, soweit solche Zahlungen von der Erhebung einer Quellensteuer nach dem Recht der Verei- nigten Staaten von Amerika betroffen sind.

(2) The Guarantor hereby unconditionally and ir- revocably guarantees to the Creditors under the Loan the due payment of all amounts payable under the Loan and at such place of payment as is specified in the Loan Agreement and without any deduction or withholding. The Guarantee also extends to compensation payments for the levy of Withholding Taxes in Germany pursuant to § 5 (1) of the Loan Agreement and, subject to the provisions of § 5 (1) of the Loan Agreement being applicable mutatis mutandis, requires to make compensation payments for the levy of withholding taxes under the law of the United States of America which might become payable in relation to payments being made under this Guarantee.

(3) Begriffe, die in dieser Garantie verwendet werden und in dem Darlehensvertrag definiert sind, haben in dieser Garantie die gleiche Be- deutung wie in dem Darlehensvertrag, soweit sie in dieser Garantie nicht anderweitig definiert sind.
(3) Terms used in this Guarantee and defined in the Loan Agreement in this Guarantee shall have the same meaning as in the Loan Agree- ment unless otherwise defined in this Guaran- tee.
§ 2 (Rang der Garantie)	§ 2 (Status of the Guarantee)
(1) Diese Garantie stellt einen Vertrag zuguns- ten der jeweiligen Gläubiger als begünstigte Drit- te gemäß § 328 (1) BGB dar, der jedem Gläubi- ger das Recht gibt, Erfüllung der hierin über- nommenen Verpflichtungen unmittelbar von der Garantin zu verlangen und diese Verpflichtun- gen unmittelbar gegen die Garantin durchzuset- zen.

(1) This Guarantee shall constitute a contract for the benefit of the relevant Creditors as third- party beneficiaries pursuant to § 328 (1) of the German Civil Code (BGB) entitling each Creditor to demand directly from the Guarantor the per- formance of the obligations assumed herein and to enforce such obligations directly against the Guarantor.

(2) Diese Garantie begründet eine unwiderrufli- che, nicht nachrangige und (vorbehaltlich der Bestimmungen in § 3 dieser Garantie) nicht be- sicherte Verpflichtung der Garantin, die mit allen sonstigen nicht nachrangigen und nicht besi- cherten Verpflichtungen der Garantin wenigs- tens im gleichen Rang steht.

(2) This Guarantee constitutes an irrevocable, unsecured (subject to § 3 hereof) and unsubor- dinated obligation of the Guarantor and ranks at least pari passu with all other unsecured and unsubordinated obligations of the Guarantor.

(3) Diese Garantie begründet die selbständige Verpflichtung der Garantin, unter allen Umstän- den Zahlung gemäß den Bestimmungen dieser	(3) This Guarantee shall constitute the Guaran- tor’s independent obligation to pay under any and all circumstances in accordance with the

Garantie zu leisten. Dies gilt unabhängig von der Wirksamkeit des Darlehensvertrages, der Rechtmäßigkeit des Darlehensvertrages, der Durchsetzbarkeit des Darlehensvertrages und ungeachtet aller Einwendungen und Einreden der Darlehensnehmerin oder von dritter Seite.

provisions of this Guarantee. This shall apply ir- respective of the validity of the Loan Agreement, the lawfulness of the Loan Agreement, the en- forceability of the Loan Agreement and notwith- standing all objections and defences of the Bor- rower or any third party.

(4) Die Verpflichtungen der Garantin aus dieser Garantie bleiben auch bei Auflösung oder Ände- rung von Struktur oder Rechtsform der Darle- hensnehmerin in Kraft.	(4) The Guarantor’s obligations under this Guar- antee shall remain valid even in the event of the Borrower’s liquidation or any change in its struc- ture or legal form.
(5) Kein Gläubiger ist verpflichtet, vor der Anfor- derung unter dieser Garantie von der Darle- hensnehmerin oder von irgendeinem Dritten Zahlung zu verlangen, gegen die Darlehens- nehmerin oder einen Dritten gerichtlich vorzuge- hen oder irgendwelche bestellten Sicherheiten zu verwerten.

(5) No Creditor shall be obliged to demand pay- ment from the Borrower or any third party, to take legal action against the Borrower or any third party or to realize any securities created prior to the demand for payment under this Guarantee.

§ 3 (Negativerklärung, andere Verpflichtungen)	§ 3 (Negative Pledge, other Undertakings)
(1) Negativverpflichtung. Die Garantin verpflich- tet sich, den Bestimmungen aus § 6 (3) des Dar- lehensvertrags nachzukommen.	(1) Negative Pledge. The Guarantor undertakes to comply with the provisions set out under § 6 (3) of the Loan Agreement.
(2) Beschränkungen bei Sale and Lease-Back- Transaktionen. Die Garantin verpflichtet sich, den Bestimmungen aus § 6 (4) des Darlehens- vertrags nachzukommen.	(2) Restriction on Sale and Lease-Back Trans- actions. The Guarantor undertakes to comply with the provisions set out under § 6 (4) of the Loan Agreement.
(3) Beschränkungen bei Unternehmens- zusammenschlüssen, Fusionen und Verkäufen von Vermögenswerten. Die Garantin verpflichtet sich, den Bestimmungen aus § 6 (5) des Darle- hensvertrags nachzukommen.	(3) Restriction on Consolidations, Mergers and Sales of Assets. The Guarantor undertakes to comply with the provisions set out under § 6 (5) of the Loan Agreement.
§ 4 (Beschränkung des Forderungsübergangs)	§ 4 (Restriction on the Transfer of Claims)
Solange die Verbindlichkeiten nicht vollständig erfüllt und noch nicht alle aufgrund des Darle- hensvertrages an die Gläubiger zahlbaren Be- träge vollständig und unwiderruflich bei den Gläubigern eingegangen oder von diesen einge- zogen worden sind, wird die Garantin keinen Anspruch geltend machen, der ihr aus vertragli- chen oder anderen rechtlichen Gründen auf- grund der Erfüllung ihrer Verpflichtungen aus dieser Garantie gegen die Darlehensnehmerin zustehen könnte. Von der Darlehensnehmerin bei der Garantin eingehende oder von der Ga- rantin eingezogene Zahlungen nimmt die Garan- tin treuhänderisch für die Gläubiger entgegen und leitet diese sofort an die Gläubiger weiter. Wenn der Garant aus dieser Garantie Zahlung an die Gläubiger leistet, gehen die Rechte der Gläubiger gegen die Darlehensnehmerin auf die Garantin erst dann über, wenn alle aufgrund des Darlehensvertrages an die Gläubiger zahlbaren

As long as the liabilities have not been met in full and all amounts payable to the Creditors under the Loan Agreement have not been received or collected in full and irrevocably by the Creditors, the Guarantor shall not assert any claim against the Borrower to which it may be entitled for con- tractual reasons or on any other legal grounds due to the performance of its obligations under this Guarantee. The Guarantor shall accept any payments received or collected by it from the Borrower on a trust basis on behalf of the Credi- tors and shall pass them on to the Creditors im- mediately. If the Guarantor makes any payment to the Creditors under this Guarantee, the Credi- tors’ rights against the Borrower shall only pass to the Guarantor when all amounts payable to the Creditors under the Loan Agreement have been received or collected in full and irrevocably by the Creditors.

Beträge vollständig und unwiderruflich bei den Gläubigern eingegangen oder von diesen einge- zogen worden sind.
§ 5 (Gegenforderungen)	§ 5 (Counterclaims)
Die Garantin kann gegenüber Forderungen ei- nes Gläubigers nur aufrechnen, wenn die Forde- rungen gegen den betreffenden Gläubiger un- bestritten oder rechtskräftig festgestellt sind. So- lange und soweit das Darlehen an ein Versiche- rungsunternehmen abgetreten wird und zum Si- cherungsvermögen im Sinne von § 125 Versi- cherungsaufsichtsgesetz oder zu einer aufgrund inländischer gesetzlicher Vorschriften gebildeten Deckungsmasse gehört, verzichtet die Garantin im Hinblick auf Forderungen im Zusammenhang mit diesem Darlehen, auch im Falle der Insol- venz, auf jede Aufrechnung sowie die Ausübung von Pfandrechten, Zurückbehaltungsrechten und sonstigen Rechten, durch welche die Forde- rungen der Gläubigerin aus dem Darlehensver- trag beeinträchtigt werden können.

The Guarantor shall only be entitled to set off claims of any Creditor where the claims against such Creditor are unchallenged or have been recognized by judgement. To the extent that the Loan is assigned to an insurance company and belongs to the committed assets (Sicherungs- vermögen) in accordance with § 125 of the German Insurance Supervisory Act (Versi- cherungsaufsichtsgesetz) the Guarantor waives any right of set-off against the claims under this Loan; also in the event of any insolvency, as well as the exercise of any pledge, right of re- tention or other rights which could adversely af- fect the claims arising from the Loan Agree- ment.

§ 6 (Erlöschen der Garantie)	§ 6 (Termination of the Guarantee)
Diese Garantie gilt vom Tag ihrer Ausstellung und erlischt, sobald alle Beträge, die nach dem Wortlaut des Darlehensvertrages von der Darle- hensnehmerin geschuldet sind, vollständig und endgültig befriedigt worden sind. Sollte ein Gläubiger danach in Erfüllung dieses Darle- hensvertrages erhaltene Beträge aufgrund eines Insolvenz- oder eines ähnlichen die Darlehens- nehmerin betreffenden Verfahrens wieder her- auszugeben verpflichtet sein, dann lebt diese Garantie trotz ihres Erlöschens wieder auf und bleibt weiter in Kraft.

This Guarantee shall be valid from the date of its execution and terminate when all amounts ex- pressed to be owed by the Borrower pursuant to the Loan Agreement have finally been settled in full. If any Creditor is subsequently obliged to re- fund any amounts received in settlement of the Loan Agreement due to insolvency or similar proceedings with respect to the Borrower, this Guarantee shall be reinstated despite its termi- nation and continue to be in force.

§ 7 (Schlussbestimmungen)	§ 7 (Final Provisions)
(1) Diese Garantie bestimmt sich in jeder Hin- sicht nach dem deutschen Recht.	(1) This Guarantee shall be governed in all re- spects by German law.
(2) Gerichtsstand ist Frankfurt am Main. Jeder Gläubiger kann seine Ansprüche gegenüber der Garantin jedoch auch vor Gerichten in jedem anderen Land, in dem Vermögen der Garantin belegen ist, geltend machen.

(2) The place of jurisdiction shall be Frankfurt am Main. Each Creditor may, however, also as- sert its claims against the Borrower before the courts in any other country where assets of the Guarantor are located.

(3) Falls eine Bestimmung dieser Garantie un- wirksam oder undurchsetzbar ist, bleiben ihre übrigen Bestimmungen wirksam.	(3) Should any provision of this Guarantee be invalid or unenforceable, the remaining provi- sions shall continue to be valid.
(4) Die Garantin verzichtet gemäß § 151 BGB auf die Erklärung der Annahme dieser Garantie durch die Deutsche Bank Aktiengesellschaft.	(4) Pursuant to § 151 of the German Civil Code (BGB), the Guarantor waives the declaration of acceptance of this Guarantee by Deutsche Bank

Aktiengesellschaft.
(5) Die Deutsche Bank Aktiengesellschaft, die diese hiermit Garantie annimmt, handelt nicht als Treuhänderin oder in ähnlicher Eigenschaft für die Zessionare.	(5) Deutsche Bank Aktiengesellschaft, which hereby accepts the Guarantee, shall not act as trustee or in any similar capacity on behalf of the Assignees.
(6) Zustellungsbevollmächtigter. Die Garantin benennt die Sonoco Deutschland Holdings GmbH, Fennastr. 94, 48529 Nordhorn, Deutsch- land unwiderruflich als Zustellungsbevollmäch- tigte in Deutschland für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit dieser Garan- tie.

(6) Process Agent. For all legal disputes arising under or in connection with this Guarantee the the Guarantor irrevocably appoint Sonoco Deutschland Holdings GmbH, Fennastr. 94, 48529 Nordhorn, Germany as authorized agent for accepting service of process in Germany.

Hartsville, 25. Mai 2016 / 25 May 2016
SONOCO PRODUCTS COMPANY (als Garantin) (as Guarantor)
DEUTSCHE BANK AKTIENGESELLSCHAFT (ohne Obligo, Zusicherung oder Haftung) (without recourse or liability)